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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 17, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders on Thursday, April 17, 2008, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will:

  Elect directors for the next year.

  Consider and act upon a board proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2008.

  Consider and act upon such other matters, including a stockholder proposal, as may properly come before the meeting.

Stockholders of record at the close of business on February 19, 2008, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the Internet web site, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Joseph F. Hubach Senior Vice President, Secretary and General Counsel

Dallas, Texas
March 7, 2008

EXECUTIVE OFFICES: 12500 TI BOULEVARD, DALLAS, TEXAS
MAILING ADDRESS: POST OFFICE BOX 660199, DALLAS, TEXAS 75266-0199

PROXY STATEMENT
March 7, 2008

VOTING PROCEDURES

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 17, 2008. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 7, 2008.

If you come to the meeting, you can of course vote in person. But if you don’t come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or Internet voting instructions. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

ELECTION OF DIRECTORS

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: JAMES R. ADAMS, DAVID L. BOREN, DANIEL A. CARP, CARRIE S. COX, DAVID R. GOODE, PAMELA H. PATSLEY, WAYNE R. SANDERS, RUTH J. SIMMONS, RICHARD K. TEMPLETON and CHRISTINE TODD WHITMAN.

If you return a proxy that is not otherwise marked, your shares will be voted FOR each of the nominees.

Nominees for Directorship

All of the nominees for directorship are now directors of the company. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

JAMES R. ADAMS    Director

Member, Governance and Stockholder Relations Committee.

Chairman of the board of the company, 1996-98. Group president, SBC Communications Inc., 1992-95; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92.

DAVID L. BOREN    Director

Chair, Governance and Stockholder Relations Committee.

President of the University of Oklahoma since 1994. U.S. Senator, 1979-94; Governor of Oklahoma, 1975-79. Director, AMR Corporation and Torchmark Corporation; chairman, Oklahoma Foundation for Excellence.

DANIEL A. CARP    Director

Chair, Compensation Committee.

Chairman of the board and chief executive officer of Eastman Kodak Company, 2000-2005; director, 1997-2005. President of Eastman Kodak, 1997-2001, 2002-2003; chief operating officer, 2002-2003. Chairman of the board, Delta Air Lines, Inc.; director, Liz Claiborne, Inc. and Norfolk Southern Corporation.

CARRIE S. COX    Director

Member, Audit Committee.

Executive vice president and president of Global Pharmaceuticals at Schering-Plough Corporation since 2003. Executive vice president and president of Global Prescription Business at Pharmacia Corporation, 1997-2003.

DAVID R. GOODE    Director

Member, Governance and Stockholder Relations Committee.

Chairman of the board of Norfolk Southern Corporation, 1992-2006; chief executive officer, 1992-2005; president, 1991-2004. Director, Caterpillar, Inc., Delta Air Lines, Inc. and Russell Reynolds Associates, Inc.; member, The Business Council.

PAMELA H. PATSLEY    Director

Chair, Audit Committee.

Senior executive vice president of First Data Corporation, 2000-2007; president of its subsidiaries First Data International, 2002-2007 and First Data Merchant Services, 2000-2002. President and chief executive officer of Paymentech, Inc., 1991-2000. Director, Molson Coors Brewing Company and Tolleson Wealth Management, Inc.; national trustee, Boys and Girls Clubs of America.

WAYNE R. SANDERS    Director

Member, Audit Committee.

Chairman of the board of Kimberly-Clark Corporation, 1992-2003; chief executive officer, 1991-2002; director, 1989-2003. Director, Belo Corporation; national trustee and governor, Boys and Girls Clubs of America.

RUTH J. SIMMONS    Director

Member, Compensation Committee.

President of Brown University since 2001. President of Smith College, 1995-2001; vice provost of Princeton University, 1992-95. Director, The Goldman Sachs Group, Inc.; fellow, American Academy of Arts and Sciences; member, Council on Foreign Relations; trustee, Howard University.

RICHARD K. TEMPLETON    Director, President and Chief Executive Officer

President and chief executive officer of the company since 2004. Chief operating officer of the company, 2000-2004. Joined the company in 1980; elected president of the company’s Semiconductor Group and executive vice president in 1996. Director, Semiconductor Industry Association; member, The Business Roundtable.

CHRISTINE TODD WHITMAN    Director

Member, Compensation Committee.

Director and president of The Whitman Strategy Group. Administrator of the Environmental Protection Agency, 2001-2003; Governor of New Jersey, 1994-2000. Director, Council on Foreign Relations, S.C. Johnson & Son, Inc. and United Technologies Corp.

Retiring Director

Thomas J. Engibous, a highly valued leader and member of the board, will retire as chairman immediately after the annual meeting and, therefore, is not standing for reelection. Mr. Engibous has been chairman since 1998 and president and chief executive officer of the company from 1996-2004. He is also a director of J.C. Penney Company, Inc.

Director Nomination Process

The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the Governance and Stockholder Relations Committee (the Committee), which is responsible for reviewing and recommending nominees to the board. The Committee is comprised solely of independent directors as defined by the rules of the New York Stock Exchange (NYSE) and the board’s corporate governance guidelines. Our board of directors has adopted a written charter for the Committee. The charter can be found on our web site at www.ti.com/corporategovernance.

It is a long-standing policy of the board to consider prospective board nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the Committee’s consideration can write to the Secretary of the Governance and Stockholder Relations Committee, Texas Instruments Incorporated, Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. The Committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.

In evaluating prospective nominees, the Committee looks for the following minimum qualifications, qualities and skills:

  Outstanding achievement in the individual’s personal career.

  Breadth of experience.

  Soundness of judgment.

  Ability to make independent, analytical inquiries.

  Ability to contribute to a diversity of viewpoints among board members.

  Willingness and ability to devote the time required to perform board activities adequately (in this regard, the Committee will consider the number of other boards on which the individual serves as a director).

  Ability to represent the total corporate interests of TI (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

Stockholders, non-management directors, management and others may submit recommendations to the Committee. The board prefers a mix of experience among its members to maintain a diversity of viewpoints. For example, some board members may have spent much of their careers in business, some in government and some in academia. The board’s current size is within the desired range as stated in the board’s corporate governance guidelines.

Communications with the Board

Stockholders and others who wish to communicate with the board as a whole, or to individual directors, may write to them at: Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. All communications sent to this address will be shared with the board or the individual director, if so addressed.

Annual Meeting Attendance

It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and members of the board. In 2007, all directors attended TI’s annual meeting of stockholders.

Director Independence

The board has adopted the following standards for determining independence.

A. In no event will a director be considered independent if:

1.	He or she is a current partner of or is employed by the company’s independent auditors; or

2.	An immediate family member of the director is (a) a current partner of the company’s independent auditors or (b) currently employed by the company’s independent auditors and participates in the auditors’ audit, assurance or tax compliance (but not tax planning) practice.

B. In no event will a director be considered independent if, within the preceding three years:

1.	He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer) or any of its subsidiaries;

2.	He or she received more than $100,000 during any twelve-month period in direct compensation from TI (other than (a) director and committee fees and pension or other forms of deferred compensation and (b) compensation received for former service as an interim chairman of the board, chief executive officer or other executive officer);

3.	An immediate family member of the director was employed as an executive officer by the company or any of its subsidiaries;

4.	An immediate family member of the director received more than $100,000 during any twelve-month period in direct compensation from TI (excluding compensation as a non-executive officer employee of the company);

5.	He or she was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;

6.	An immediate family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;

7.	He or she was an executive officer of another company, at which any of TI’s current executive officers at the same time served on that company’s compensation committee;

8.	An immediate family member of the director was an executive officer of another company at which any of TI’s current executive officers at the same time served on that company’s compensation committee;

9.	He or she was, and remains at the time of the determination, an executive officer or employee of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2 percent of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”); or

10.	An immediate family member of the director was, and remains at the time of the determination, an executive officer of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2 percent of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”).

C.	Audit Committee members may not accept any consulting, advisory or other compensatory fee from TI, other than in their capacity as members of the board or any board committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with TI (provided that such compensation is not contingent in any way on continued service).

D.	The following relationships will not be considered material relationships with the company for the purpose of determining director independence:

1.	A director is an employee, director or trustee of a charitable organization and TI or the TI Foundation makes discretionary contributions to that organization that are less than the greater of $50,000 or 2 percent of the organization’s latest publicly available consolidated gross revenue.

2.	A director is an employee, director or trustee of another entity that is indebted to TI or to which TI is indebted, and the total amount of either company’s indebtedness to the other is less than 2 percent of the total consolidated assets of the entity he or she serves as an executive officer, director or trustee.

For any other relationship, the determination of whether the relationship is material, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.

For purposes of these independence determinations, “immediate family member” will have the same meaning as under the NYSE rules.

Applying these standards, the board has determined that the following directors have no material relationship with the company other than as a director and are, therefore, independent: Mr. Adams, Mr. Boren, Mr. Carp, Ms. Cox, Mr. Goode, Ms. Patsley, Mr. Sanders, Ms. Simmons and Ms. Whitman. In its deliberations, the board considered Mr. Adams’s employment by the company in the role of independent chairman of the board from 1996 to 1998, and noted that the board’s independence standards specifically permit employment of an independent director as interim chairman with no effect on that director’s status (please see B.1. above). The board also considered a charitable contribution the company made to an organization for which Ms. Patsley and Mr. Sanders serve as national trustees. The amount of the contribution was well within the “safe harbor” for charitable contributions contained in the independence standards (please see D.1. above). Gerald W. Fronterhouse, who served as a director of the company before reaching the age of 70 and becoming ineligible to stand for reelection in April 2007, also had been determined by the board to be independent.

Directors’ Ages, Service and Stock Ownership

The table below shows the directors’ ages and beneficial ownership of common stock of the company and the year each became a director.

			Common Stock
		Director	Ownership at
Director	Age	Since	December 31, 2007*
J. R. Adams	68	1989	436,112
D. L. Boren	66	1995	76,611
D. A. Carp	59	1997	131,936
C. S. Cox	50	2004	26,465
T. J. Engibous	55	1996	5,681,496
D. R. Goode	67	1996	130,550
P. H. Patsley	51	2004	33,110
W. R. Sanders	60	1997	114,515
R. J. Simmons	62	1999	99,651
R. K. Templeton	49	2003	5,110,403
C. T. Whitman	61	2003	41,887

____________________

* Included in the common stock ownership shown above are:

		Shares Credited		Shares Credited
	Shares	To 401(k) and	Restricted	To Deferred
	Obtainable	Profit Sharing	Stock Units	Compensation
Director	Within 60 Days	Accounts	(in shares) (1)	Account (2)
J. R. Adams	95,500	3,482	21,012	24,219
D. L. Boren	48,000	0	25,380	3,231
D. A. Carp	95,500	0	11,164	25,272
C. S. Cox	20,500	0	4,500	0
T. J. Engibous	5,559,697	18,296	0	0
D. R. Goode	95,500	0	16,132	18,918
P. H. Patsley	20,500	0	4,500	8,110
W. R. Sanders	95,500	0	12,100	1,315
R. J. Simmons	75,500	0	10,500	13,651
R. K. Templeton	4,477,697	11,198	620,000	0
C. T. Whitman	35,500	0	4,500	1,887
____________________

(1)	The non-employee directors’ restricted stock units granted before 2007 are settled in TI stock generally upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors. Restricted stock units granted after 2006 are settled in TI stock generally upon the fourth anniversary of the grant date.

(2)	The shares in deferred compensation accounts are issued following the director’s termination of service.

Excludes shares held by a family member if a director has disclaimed beneficial ownership. Each director owns less than 1 percent of TI’s common stock. No director has pledged shares of TI common stock.

CORPORATE GOVERNANCE

The board has a long-standing commitment to responsible and effective corporate governance. A full description of our board’s corporate governance practices is available at www.ti.com/corporategovernance.

TI’s board of directors first adopted written governance guidelines and committee charters in 1973. Its policies and practices have evolved over time, adapting to meet the needs of TI and our stockholders, although some practices, such as maintaining a majority of independent directors, are of long standing. Our board’s commitment to governance is evidenced by the time members devote to TI matters. Historically the board has met at least eight times a year. TI directors have also long participated in strategic planning conferences in addition to the regular board meetings. Directors interact directly with managers other than the chief executive officer at board meetings and the strategic planning conferences. This practice facilitates the directors’ oversight efforts and also gives directors opportunities to evaluate those managers, aiding directors in succession planning considerations. The board and each of its committees conduct evaluations annually; changes to processes such as agenda setting, and expanded presentations to the board on certain topics, are examples of improvements that have resulted from those evaluations.

The Governance and Stockholder Relations Committee typically considers and makes recommendations to our board on governance matters. Membership of the committee is determined by our board and the committee consists entirely of independent directors. On page 13 of this proxy statement is a summary of the committee’s responsibilities.

Our board regularly undertakes an assessment of its governance practices. Following are examples of significant governance practices at TI:

  Majority voting. Under TI’s by-laws, a director nominee must receive an affirmative vote from a majority of the shares present at the company’s annual meeting of stockholders in order to be elected. The board believes this majority vote standard appropriately gives stockholders a greater voice in the election of directors than does plurality voting. Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. In order to address this “holdover” issue, board policy requires an incumbent nominee who fails to receive the required vote to tender a resignation. Following receipt of such a resignation, the board is required to act on it within 90 days of the certification of the vote. In considering whether to accept or reject the resignation, the board will consider all factors it deems relevant, including the underlying reason for the vote result, the director’s contributions to the company during his or her tenure, and the director’s qualifications. The board may accept or reject the resignation. Only independent directors will participate in the deliberations regarding a tendered resignation.

  The roles of chairman and chief executive officer. The board has no fixed policy on whether the roles of chairman and chief executive officer should be separated or held by the same person. Instead, the board prefers to maintain the flexibility to determine the leadership structure that serves the company best at any given time. As a result, the board has at times separated the roles of chief executive officer and chairman, and at times it has preferred that the chief executive officer simultaneously serve as chairman. Factors that can influence the board’s determination include the chief executive officer’s tenure in that position and his level of experience with the board and its activities.

  Retirement age and term limits. Our board maintains a retirement age of 70 for directors. The board has considered whether to institute term limits but concluded that term limits can result in the loss of directors who have developed, over a period of time, an in-depth understanding of the company and its strategic objectives, operations and challenges and, therefore, provide a valuable contribution to the board as a whole.

  Executive sessions and “lead director.” Non-management directors of the board meet in executive session at each regularly scheduled meeting and at such other times as the committee recommends. Any management director, such as the chief executive officer, is excluded from these executive sessions. The chair of the appropriate board committee acts as chair at executive sessions at which the principal item to be considered is within the scope of authority of his or her committee or, if there is no single principal item, the chair of the Governance and Stockholder Relations Committee. This practice, by providing opportunities for leadership to more than one independent director, more fully engages the board members. Our board prefers this approach to the selection of one “lead director.”

  Director independence. Our board has historically been comprised almost entirely of independent directors. In accordance with the NYSE listing standards, the committee has developed specified standards for determining independence. Those standards are listed beginning on page 6.

Governance Documents

The board’s corporate governance guidelines, the charters of the board’s committees, TI’s code of business conduct and our code of ethics for its chief executive officer and senior financial officers are available on our web site at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, Texas, 75266-0199, Attn: Investor Relations.

BOARD ORGANIZATION

Board and Committee Meetings

During 2007, the board held nine meetings. The board has three standing committees described below. The committees of the board collectively held 24 meetings in 2007. Overall attendance at board and committee meetings was approximately 99 percent.

Committees of the Board

Audit Committee. The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All members of the Audit Committee are independent under the rules of the NYSE and the board’s corporate governance guidelines. From January 1, 2007, to April 19, 2007, the Committee members were Ms. Patsley (Chair), Ms. Cox, Mr. Fronterhouse and Mr. Sanders. Mr. Fronterhouse, having reached the age of 70, was ineligible under the company’s by-laws to stand for reelection at the company’s 2007 annual meeting. Since April 19, 2007, the members of the Committee have been Ms. Patsley (Chair), Ms. Cox and Mr. Sanders. The Audit Committee is generally responsible for:

  Appointing, compensating, retaining and overseeing TI’s independent registered public accounting firm.

  Reviewing the annual report of TI’s independent registered public accounting firm related to quality control.

  Reviewing TI’s annual reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.

  Reviewing TI’s audit plans.

  Reviewing before issuance TI’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.

  Discussing TI’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be discussed by Statement of Auditing Standards No. 61.

  Reviewing relationships between the independent registered public accounting firm and TI in accordance with Independence Standards Board Standard No. 1.

  Reviewing and discussing the adequacy of TI’s internal accounting controls and other factors affecting the integrity of TI’s financial reports with management and with the independent registered public accounting firm.

  Creating and periodically reviewing TI’s whistleblower policy.

  Reviewing TI’s risk assessment and risk management policies.

  Reviewing TI’s compliance and ethics program.

  Reviewing a report of compliance of management and operating personnel with TI’s code of business conduct, including TI’s conflict of interest policy.

  Reviewing TI’s non-employee-related insurance programs.

  Reviewing changes, if any, in major accounting policies of the company.

  Reviewing trends in accounting policy changes that are relevant to the company.

  Reviewing the company’s policy regarding investments and financial derivative products.

The board has determined that all members of the Audit Committee are financially literate and have financial management expertise, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Ms. Patsley as the audit committee financial expert as defined in the Securities Exchange Act of 1934, as amended.

The Audit Committee met six times in 2007. The Audit Committee holds regularly scheduled meetings and reports its activities to the board. The dates on which meetings will occur are generally set three years in advance to coincide with board meetings. The committee also continued its long-standing practice of meeting directly with our internal audit staff to discuss the audit plan and to allow for direct interaction between Audit Committee members and our internal auditors. Please see page 49 for a report of the committee.

Compensation Committee. The Compensation Committee consists of three independent directors. Since January 1, 2007, the committee members have been Mr. Carp (Chair), Ms. Simmons and Ms. Whitman. The committee is responsible for:

  Reviewing and approving company goals and objectives relevant to CEO compensation.

  Evaluating the CEO’s performance in light of those goals and objectives.

  Setting the compensation of the CEO and other executive officers.

  Overseeing administration of employee benefit plans.

  Making recommendations to the board regarding:
  Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) the board must approve.

  Reservation of company stock for use as awards of grants under plans or as contributions or sales to any trustee of any employee benefit plan.

  Purchase of company stock in connection with employee benefit plans.
  Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board.

The Compensation Committee holds regularly scheduled meetings, reports its activities to the board, and consults with the board before setting annual executive compensation. The dates on which meetings will occur are generally set three years in advance to coincide with board meetings. During 2007, the committee met nine times. Please see page 30 for a report of the committee.

In performing its functions, the committee is supported by the company’s Human Resources organization. The committee has the authority to retain any advisors it deems appropriate to carry out its responsibilities. The committee retained Pearl Meyer & Partners as its compensation consultant for the 2007 compensation cycle. The committee instructed the consultant to advise it directly on executive compensation philosophy, strategies, pay levels and decision-making processes. Additionally, the committee instructed the consultant to assist the company’s Human Resources organization in its support of the committee on such items as identifying peer-group companies, analyzing the market level of compensation and developing compensation recommendations relating to the CEO and other executive officers.

The Compensation Committee considers it important that its compensation consultant’s objectivity not be compromised by other business engagements with the company or its management. In support of this belief, the committee adopted a policy in June 2007 on compensation consultants. In summary, the policy states:

  The committee’s executive compensation consultant will act pursuant to directions and instructions of the Compensation Committee, and be subject to retention and dismissal only by the committee. The committee will have sole authority to set the consultant’s fees and other terms of the engagement, although the committee Chair may approve increases in the budget for the engagement, subject to informing the committee of any such approval.

  If it is proposed that the consultant (or any affiliate) perform services to TI beyond the engagement for the committee, then the proposal must be submitted to the committee or its Chair for approval before those services begin. Those services will be approved only if the committee or Chair, as applicable, is satisfied that they will not compromise the consultant’s objectivity and that a reasonable alternative does not exist.

  At least once annually, the committee will confirm that in its judgment, the consultant is independent of the company and its management. In this connection, the committee will consider (i) the amount of fees paid to the consultant and any affiliated firm for all services rendered during the past three years, (ii) whether the consultant or any affiliate provided services beyond those for the committee during the preceding year and, if so, the extent of those services, and (iii) any other factors that the committee considers relevant to the independence of the consultant.

During 2007, neither the consultant nor any of its affiliates performed services for TI other than pursuant to the engagement by the committee.

The Compensation Committee considers executive compensation in a multistep process that involves the review of market information, performance data and possible compensation levels over several meetings leading to the annual determinations in January. Before setting executive compensation, the committee reviews the total compensation and benefits of the executive officers and considers the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.

The CEO and the senior vice president responsible for Human Resources, who is an executive officer, are regularly invited to attend meetings of the committee. The CEO is excused from the meeting during any discussion of his own compensation. No executive officer determines his or her own compensation or the compensation of any other executive officer. As members of the board, the members of the committee receive information concerning the performance of the company during the year and interact with our management. During the committee’s deliberations on executive compensation, the CEO gives the committee and the board an assessment of his own performance during the year just ended. He also reviews the performance of the other executive officers (except the chairman) with the committee and makes recommendations regarding their compensation. The senior vice president responsible for Human Resources assists in the preparation of and reviews the compensation recommendations made to the committee other than for her compensation.

The Compensation Committee’s charter provides that it may delegate its power, authority and rights with respect to TI’s long-term incentive plans, employee stock purchase plan and employee benefit plans to (i) one or more committees of the board established or delegated authority for that purpose; or (ii) employees or committees of employees except that no such delegation may be made with respect to compensation of the company’s executive officers.

Pursuant to that authority, the Compensation Committee has delegated to a special committee established by the board the authority to grant stock options and restricted stock units under the company’s long-term incentive plans, subject to limits established by the committee. The sole member of the special committee is

Mr. Templeton. With respect to each of TI’s two long-term incentive plans, the special committee is authorized to grant, amend or terminate (i) up to 500,000 restricted stock units per year and (ii) stock options and restricted stock units for an aggregate amount up to 2 million shares per year. The special committee has no authority to grant, amend or terminate any form of compensation to TI’s executive officers. The special committee has typically used its delegated authority to make grants of stock options as needed between regularly scheduled meetings of the Compensation Committee to meet the requirements under certain foreign laws that the grants be made only during certain periods as a condition to qualifying for favorable tax treatment. The Compensation Committee reviews the grant activity of the special committee.

Governance and Stockholder Relations Committee. All members of the Governance and Stockholder Relations Committee are independent. Since January 1, 2007, the committee members have been Mr. Boren (Chair), Mr. Adams and Mr. Goode. The Governance and Stockholder Relations Committee is generally responsible for:

  Making recommendations to the board regarding:
  The development and revision of our corporate governance principles.

  The size, composition and functioning of the board and board committees.

  Candidates to fill board positions.

  Nominees to be designated for election as directors.

  Compensation of board members.

  Organization and responsibilities of board committees.

  Succession planning by the company.

  Issues of potential conflicts of interest involving a board member raised under TI’s conflict of interest policy.

  Election of executive officers of the company.

  Topics affecting the relationship between the company and stockholders.

  Public issues likely to affect the company.

  Responses to proposals submitted by stockholders.
  Reviewing:
  Contribution policies of the company and of the TI Foundation.

  Revisions to TI’s code of ethics.
  Electing officers of the company other than the executive officers.

  Overseeing an annual evaluation of the board and the committee.

The Governance and Stockholder Relations Committee met nine times in 2007. The Governance and Stockholder Relations Committee holds regularly scheduled meetings and reports its activities to the board. The dates on which meetings will occur are generally set three years in advance to coincide with board meetings. Please see page 5 for a discussion of stockholder nominations and communications with the board.

DIRECTOR COMPENSATION

The Governance and Stockholder Relations Committee has responsibility for reviewing and making recommendations to the board on compensation for non-employee directors. The board makes the final determination of compensation for non-employee directors. The committee has no authority to delegate its responsibility regarding director compensation. In carrying out this responsibility it is supported by TI’s Human Resources organization. The chairman, the CEO, the senior vice president responsible for Human Resources and the Secretary also review the committee’s recommendations. The chairman and CEO also vote, as members of the board, on the compensation of non-employee directors.

The compensation arrangements for the non-employee directors are:

  Annual retainer of $80,000 for board and committee service.

  Additional annual retainer of $20,000 for the chair of the Audit Committee.

  Additional annual retainer of $10,000 for each of the chairs of the Compensation Committee and the Governance and Stockholder Relations Committee.

  Annual grant of a 10-year stock option to purchase 7,000 shares of TI common stock pursuant to the terms of the Texas Instruments 2003 Director Compensation Plan (Director Plan), which was approved by stockholders in April 2003. The exercise price of the option is the closing price of the company’s common stock on the date of grant. These nonqualified options become exercisable in four equal annual installments beginning on the first anniversary of the grant and also will become fully exercisable in the event of a change in control (as defined in the Director Plan) of TI.

  Annual grant of 2,500 restricted stock units pursuant to the terms of the Director Plan. The restricted stock units vest on the fourth anniversary of their date of grant and upon a change in control as defined in the Director Plan. If a director is not a member of the board on the fourth anniversary of the grant, restricted stock units will nonetheless settle on such anniversary date if the director had completed eight years of service prior to termination or the director’s termination was due to death, disability or ineligibility to stand for reelection under the company’s by-laws. The director may defer settlement of the restricted stock units at his or her election. Upon settlement, the director will receive one share of TI common stock for each restricted stock unit. Dividend equivalents are paid on the restricted stock units at the same rate as dividends on TI common stock.

  $1,000 per day compensation for other activities designated by the chairman.

The board has determined that grants of equity compensation to non-employee directors should be timed to occur when grants are made to our U.S. employees in connection with the annual compensation review process. Accordingly, equity grants to non-employee directors are made in January. Please see the discussion regarding the timing of equity compensation grants in the Compensation Discussion and Analysis on pages 26-27.

Directors are not paid a fee for meeting attendance, but we reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders meetings and other designated TI events. In addition, non-employee directors may travel on company aircraft to and from these meetings and other designated events. On occasion, directors’ spouses are invited to attend board events; the spouses’ expenses incurred in connection with attendance at those events are also reimbursed.

Under the Director Plan, some directors have chosen to have all or part of their cash compensation deferred until they leave the board (or certain other specified times). These deferred amounts were credited to either a cash account or stock unit account. Cash accounts earned interest from TI at a rate currently based on Moody’s Seasoned Aaa Corporate Bonds. For 2007, that rate was 5.42 percent. Stock unit accounts fluctuated in value with the underlying shares of TI common stock, which will be issued after the deferral period. Dividend equivalents are paid on these stock units. Beginning in 2007, directors were given the opportunity to defer their annual grant of restricted stock units.

We have arrangements with certain customers whereby our employees may purchase specific consumer products containing TI manufactured components at discounted pricing. Under these arrangements, directors were entitled to participate on the same terms and conditions available to employees.

Non-employee directors are not eligible to participate in any TI-sponsored pension plan.

2007 Director Compensation

The following table shows the compensation of all persons who were non-employee members of the board during 2007 for services in all capacities to TI in 2007, except as otherwise indicated.

					Change in
					Pension
					Value and
					Non-qualified
	Fees Earned or	Stock	Option	Non-Equity	Deferred	All Other
	Paid in	Awards	Awards	Incentive Plan	Compensation	Compensation
Name	Cash ($)(2)	($)(3)	($)(4)	Compensation ($)	Earnings	($)(5)	Total ($)
J. R. Adams	$80,000	$70,800	$67,830	0	0	$7,699	$226,329
D. L. Boren	$90,002	$70,800	$67,830	0	0	$20,290	$248,922
D. A. Carp	$90,000	$70,800	$67,830	0	0	$12,227	$240,857
C. S. Cox	$80,000	$64,900	$76,990	0	0	$1,450	$223,340
G. W. Fronterhouse (1)	$26,668	$70,800	$67,830	0	0	$6,796	$172,094
D. R. Goode	$80,000	$70,800	$67,830	0	0	$17,146	$235,776
P. H. Patsley	$100,000	$64,900	$76,990	0	0	$1,450	$243,340
W. R. Sanders	$80,000	$70,800	$67,830	0	0	$12,545	$231,175
R. J. Simmons	$80,000	$70,800	$82,643	0	0	$6,130	$239,573
C. T. Whitman	$80,000	$64,900	$76,990	0	0	$1,450	$223,340
____________________

(1)	Mr. Fronterhouse reached the age of 70 before the 2007 annual meeting and, therefore, was ineligible under the company’s by-laws to stand for re-election at that meeting. He ceased to be a director of the company on April 19, 2007.

(2)	Includes amounts deferred at the director’s election.

(3)	Shown is the expense recognized in TI’s 2007 financial statements in accordance with Statement of Financial Accounting Standard (SFAS) 123(R) for all outstanding awards relating to the named individual. In accordance with SEC rules, no estimates were made for forfeitures in calculating these amounts. For individuals who are considered retirement eligible (directors with eight years of service), the SFAS 123(R) expense is recognized immediately; consequently, the table includes the full expense of the 2007 restricted stock grant. For individuals who are not retirement eligible, the SFAS 123(R) expense is recognized over a one-year period from date of grant; consequently, the table includes a portion of the expense for the 2007 restricted stock grant. Ms. Simmons and Messrs. Adams, Boren, Carp, Goode and Sanders are retirement eligible. Mr. Fronterhouse was retirement eligible during his 2007 board service. The grant date fair value of the restricted stock units granted in 2007 calculated in accordance with SFAS 123(R) is $70,800. The discussion of the assumptions used for purposes of calculating the SFAS 123(R) expense and the grant date fair value appears on pages 23-26 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2007.

The table below shows the aggregate number of shares underlying outstanding restricted stock units held by the named individuals as of December 31, 2007.
Restricted Stock
Name	Units (in shares)
J. R. Adams	21,012
D. L. Boren	25,380
D. A. Carp	11,164
C. S. Cox	4,500
G. W. Fronterhouse	2,500
D. R. Goode	16,132
P. H. Patsley	4,500
W. R. Sanders	12,100
R. J. Simmons	10,500
C. T. Whitman	4,500

Each restricted stock unit represents the right to receive one share of TI common stock. For restricted stock units granted prior to 2007, shares are issued at the time of retirement from the board or upon the earlier of termination of service from the board after completing eight years of service or death or disability. For information regarding share issuances under restricted stock units granted after 2006, please see the discussion on page 14.

(4)	Shown is the expense recognized in TI’s 2007 financial statements in accordance with SFAS 123(R) for all outstanding grants relating to the named individual. In accordance with SEC rules, no estimates were made for forfeitures in calculating these amounts. For individuals who are retirement eligible, the expense is recognized over a six month period; consequently, the table includes the full expense of the 2007 stock option grant. For individuals who are not retirement eligible, the table includes a portion of the expense for the 2006 and 2007 stock option grants. The grant date fair value of the options granted in 2007 calculated in accordance with SFAS 123(R) is $67,830. The discussion of the assumptions used for purposes of calculating the SFAS 123(R) expense and the grant date fair value appears on pages 15 and 23-26 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2007.

The table below shows the aggregate number of shares underlying outstanding stock options held by the named individuals as of December 31, 2007.

Name	Options (in shares)
J. R. Adams	112,000
D. L. Boren	64,500
D. A. Carp	112,000
C. S. Cox	37,000
G. W. Fronterhouse	112,000
D. R. Goode	112,000
P. H. Patsley	37,000
W. R. Sanders	112,000
R. J. Simmons	92,000
C. T. Whitman	52,000

The terms of these options are set forth on page 14 except that for options granted before November 2006, the exercise price is the average of the high and low price of the company’s common stock on the date of grant.

(5)	All Other Compensation in 2007 consists of the annual cost of premiums for life, medical, travel and accident insurance policies and, for certain individuals, costs related to the Director Award Program. Each director whose service commenced prior to June 20, 2002, is eligible to participate in the Director Award Program, a charitable donation program under which we will contribute a total of $500,000 per eligible director to as many as three educational institutions recommended by the director and approved by us. The contributions are made following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company. In accordance with SEC rules, we have included the company’s annual costs under the program in All Other Compensation of the directors who participate. These costs include third-party administrator fees for the program and premiums on life insurance policies to fund the program. Messrs. Adams, Boren, Carp, Goode and Sanders participate in this program. Mr. Fronterhouse remains a participant in this program. The cost attributable to each of Messrs. Boren and Goode for their participation in the program was $11,741. For the other participating individuals, the attributable cost was below the $10,000 reporting threshold.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes TI’s compensation program for executive officers. It will provide insight into the following:

  The elements of the 2007 compensation program, how we selected them and how they relate to one another; and

  How we determined the amount of the compensation for 2007.

Currently, TI has 14 executive officers. These executives have the broadest job responsibilities and policy-making authority in the company. We hold them accountable for the company’s performance and for maintaining a culture of strong ethics. Details of compensation for our CEO, CFO and the four other highest paid individuals who were executive officers in 2007 (collectively called the “named executive officers”) can be found in the tables beginning on page 30.1

Executive Summary

  The Compensation Committee of TI’s board of directors is responsible for setting the compensation of all TI executive officers. The committee consults with the other independent directors on the board before setting annual compensation for the executives. The committee chair regularly reports on committee actions at board meetings.

  Executive compensation has cash and non-cash components. The cash components are base salary, profit sharing and performance bonus. The non-cash component is equity compensation, generally in the form of stock options and restricted stock units. In addition, executive officers get the same benefits as other U.S. employees and a few perquisites.
  All executive officers are employed at will. None has an employment contract.

  The committee follows these basic policies for the executive officers:

    If company performance is better than competitors, total cash compensation (the sum of base salary, profit sharing and bonus) should be appropriately above market median; and if company performance is below competitors, total cash compensation should be appropriately below market median.

    Within total cash compensation: base salary is generally set below the market median; profit sharing is determined according to a formula and depends on the level of company’s annual operating margin; and bonuses bring total cash compensation to the appropriate level according to the policy described above.

____________________

1	The named executive officers include one individual (Mr. Delfassy) who ceased to be an executive officer in January 2007 for whom information is included in the compensation tables beginning on page 30 as required by SEC rules. The decisions relating to his 2007 compensation are discussed on pages 28-29.

  The primary considerations in determining total cash compensation are the company’s (i) one-year performance with respect to certain performance measures as compared to that of competitors and (ii) our strategic progress in key markets and with customers. A secondary consideration is the company’s three-year performance under those measures and strategic progress. To a lesser extent, the committee also considers the performance of the organization for which the executive was responsible.

  The primary consideration in setting equity compensation is the level of equity compensation granted to similarly situated executive officers at a peer group of companies (the “Comparator Group” discussed below).

Program Objectives and Principles

The goal of the compensation program is to provide meaningful incentives that motivate executive officers to achieve profitable growth and build long-term capability that will deliver shareholder value. To achieve this goal, the compensation program has been designed based on the following principles:

1.	Pay for performance – specifically, pay better than the market median for performance that is superior to competitors, and pay below the market median for performance that is inferior to competitors.

2.	Align executive priorities with those of stockholders – deliver rewards in ways that encourage executives to think and act in both the near-term and long-term interests of our stockholders.

In a cyclical industry such as ours, in which market conditions and therefore growth and profitability can change quickly, we do not use formulas or pre-set thresholds or multiples to determine compensation awards. Instead, we focus on relative performance, comparing TI’s results to those of peer group companies. The only exception to this is the profit sharing program applicable to all U.S. employees, which pays in accordance with a profitability formula.

Compensation Elements

The primary elements of our executive compensation program are as follows:

Near-term compensation, paid in cash

Element	Purpose	Policy	Terms
Base salary	Basic, least variable form of compensation	Pay slightly below market median in order to weight total compensation to the performance-based elements described below	Paid twice monthly

Profit sharing	Broad-based program designed to emphasize that each employee contributes to the company’s profitability and can share in it

Pay according to a formula that focuses employees on a company goal, and at a level that will affect behavior

For the last four years, the formula has been based on company-level annual operating margin. The formula was set by the TI board. The committee’s practice has been not to adjust amounts earned under the formula.

Profit sharing is part of total cash compensation. Because bonus is used to bring total cash compensation to the appropriate level, bonus is effectively reduced by the profit sharing payment.

Payable in a single payment shortly after the end of the performance year

As in recent years, the formula for 2007 was:

  Below 10% company-level annual operating margin (“Margin”): No profit sharing

  At 10% Margin: Profit sharing = 2% of base salary

  At Margin above 10%: Profit sharing increases by 0.5% of base salary for each percentage point of Margin between 10% and 24%, and 1% of base salary for each percentage point of Margin above 24%. The maximum profit sharing is 20% of base salary.

In 2007, TI delivered Margin of 25.3%. As a result, all employees, including executive officers, received profit sharing of 10.3% of base salary.

Element	Purpose	Policy	Terms
Performance bonus	To motivate executives and reward them according to the company’s performance and the executive’s individual performance

Bonus is set to bring total cash compensation (base salary, profit sharing and bonus) to the appropriate level.

The appropriate level for total cash compensation is determined primarily on the basis of relative one-year company performance on certain measures (revenue growth percent, operating margin and total shareholder return) and, about equally, our strategic progress in key markets and with customers.[2]

The committee aims to pay total cash compensation appropriately above median if company performance is above that of competitors, and pay total cash compensation appropriately below median if company performance is below competitors.

The competitors referred to above are those included in the Comparator Group of companies (discussed on page 20).

Our general policy is to pay the bonus under the Texas Instruments Executive Officer Performance Plan (approved by stockholders in 2002). It provides for a bonus of 0.5% of TI consolidated income, as defined in the plan, to each executive officer, subject to the committee’s authority to reduce the amount to any level it considers appropriate, including $0.
The committee reserves the right to pay bonuses outside the plan if it considers it in stockholder interests to do so. For 2007 performance, the committee awarded bonuses under the plan.

Determined by the committee and paid in a single payment after the performance year

Long-term compensation, awarded in equity

Element	Purpose	Policy	Terms
Non-qualified stock options and restricted stock units	Alignment with stockholders; long-term focus; retention, particularly with respect to restricted stock units	We generally grant a combination of stock options and restricted stock units, targeted at the median level of grants to executives in similar positions at the Comparator Group companies.	The terms and conditions of stock options and restricted stock units are summarized on pages 36-37.

Comparator Group for 2007

The Compensation Committee evaluates the company’s performance and sets the level of executive compensation by comparison to a Comparator Group of companies. In evaluating TI’s relative performance, the committee compares our performance with that of the “competitors” in the Comparator Group. To estimate the market level of pay, the committee considers compensation paid by companies in the entire list of Comparator Group to similarly situated executives.

____________________

2	“Total shareholder return” refers to the percentage change in the value of a stockholder’s investment in a company over the relevant time period, as determined by dividends paid and the change in the company’s share price during the period.

The Comparator Group is intended to reflect the markets in which we compete for key talent. It consists of semiconductor competitors and other high-technology companies. The competitors include large and small companies, both broad-based suppliers and niche suppliers, that operate in our key markets of analog and/or digital signal processors (DSPs) or offer technology that competes with our products.

Every three years, the committee resets the Comparator Group after thoroughly reviewing the companies for comparability in markets and performance. The committee carried out that review in 2006. Annually the committee considers whether it would be appropriate to make minor changes to the Comparator Group – for example, because a Comparator Group company has divested its semiconductor operations or merged with another Comparator Group company. This process is designed to keep the Comparator Group generally stable but also reflective of changes in relevant markets.

The following companies were in the Comparator Group used in compensation decisions for 2007:

Comparator Group

Competitors:
Advanced Micro Devices, Inc.	Linear Technology Corporation
Agere Systems Inc.*	LSI Logic Corporation
Altera Corporation	Marvell Technology Group Ltd.** ***
Analog Devices, Inc.	Maxim Integrated Products, Inc.
Broadcom Corporation	Microchip Technology Incorporated
Conexant Systems, Inc.	National Semiconductor Corporation
Fairchild Semiconductor International, Inc.	NVIDIA Corporation***
Freescale Semiconductor, Inc.*	ON Semiconductor Corporation
Infineon Technologies AG ** ***	QUALCOMM Incorporated
Intel Corporation	STMicroelectronics N.V.**
Intersil Corporation	Xilinx, Inc.

Other technology companies:
Apple Computer, Inc.	Jabil Circuit, Inc.
Applied Materials, Inc.	Microsoft Corporation
Cisco Systems, Inc.	Motorola, Inc.
Dell Inc.	Oracle Corporation
EMC Corporation	Seagate Technology
____________________

*	Removed in June 2007 (Agere had been acquired by another Comparator Group company; Freescale had ceased to be a public company).

**	For performance comparison only.

***	Added in June 2007 (determined appropriate to add to the Comparator Group because it is a TI competitor and its business profile had become more comparable to TI’s).

Analysis of Compensation Determinations for 2007

In setting compensation, the committee applied the same policies to all named executive officers, except Mr. Delfassy where noted in the discussion below. The committee determined each named executive officer’s compensation separately, without using any formula to set one officer’s compensation at a higher or lower level than another officer’s.

Total Compensation – Before finalizing the compensation of the executive officers, the committee performed a “tally sheet” review (i.e., a review covering all elements of compensation) in order to understand fully the impact that its decisions will have on the officers’ total pay. The tally sheets included estimates of the information contained in the Summary Compensation Table (page 30) and the information on page 26. Based on this review, the committee determined that the level of compensation was appropriate.

Base Salary – In January 2007, the committee set the base salary of each named executive officer for 2007. In keeping with its strategy, the committee targeted base salary for the named executive officers below the estimated median level of salaries that will be paid to similarly situated executives of the Comparator Group of companies in 2007. As a result of the committee’s decisions, the 2007 rate of base salary for the officers was as follows3:

Officer	2007 annual rate*	Change from 2006 annual rate
Mr. Templeton	$935,040	+3.9%
Mr. March	$435,000	+14.4%
Mr. Engibous	$300,000	-16.7%
Mr. Lowe	$505,020	+6.3%**
Mr. Hames	$450,000	+3.4%
____________________

*	Effective February 1, 2007. The numbers in this column differ from the “Salary” column of the Summary Compensation Table on page 30 because (as required by SEC rules) the latter shows salary received in the year 2007, including amounts paid in January 2007 at the prior year’s annual rate.

**	Compared with annual rate as adjusted in June 2006.

The salary differences among the named executive officers (except the chairman) were driven primarily by differences in the market rate of pay for each officer. The increase for Mr. Templeton reflected the expected increase in the market rate of base salary for CEOs.

The market level of CFO compensation has risen significantly in recent years. In increasing Mr. March’s base salary by 14.4 percent, the committee was responding to that market movement.

There was limited market information about executive chairmen in the Comparator Group companies. The committee determined that it would be appropriate to set Mr. Engibous’s base salary at an annual rate of $300,000, or a reduction of $60,000 from the rate for 2006, in recognition of the planned transition in his role.

In 2006, Mr. Lowe assumed additional job responsibilities. The increase in his base salary for 2007 was in recognition of his greater level of experience in his new role as well as the expected increase in the applicable market level of base salary.

The increase for Mr. Hames reflected the expected increase in the market rate of base salary for executive officers generally.

Equity Compensation – In January 2007, the committee granted long-term equity compensation to the named executive officers generally using a mix of stock options and restricted stock units. Except in the case of Mr. Delfassy, the amount of equity compensation was based primarily on the median number of shares that the Comparator Group was expected to grant to similarly situated executives in 2007.4 In addition, the committee considered the intrinsic value of outstanding equity compensation held by the executive officer, noting both the unvested retention value and the vested amount.

In the market assessment, the committee compared “NQ Equivalent” grant levels of the Comparator Group with those of TI. The “NQ Equivalents” were calculated by treating each option share as 1 NQ Equivalent, and each restricted stock unit as 3 NQ Equivalents. This 3:1 ratio approximates the relative accounting expense of granting one restricted stock unit as compared to an option for one share. In its grant decisions, the committee targeted the range between the 40th and 60th percentile of NQ Equivalents expected to be granted by the Comparator Group.

____________________

3	Mr. Delfassy’s base salary for 2007 is discussed on page 29.

4	For a discussion of the committee’s decision with respect to 2007 equity compensation for Mr. Delfassy, please see page 29.

Please see the Grants of Plan-Based Awards in 2007 table on page 33 for details concerning the grants, including the exercise price of the stock options. The table below presents additional information, specifically, the changes in the NQ Equivalent levels as compared to 2006.

			Restricted			Change in NQ
		Stock Options	Stock Units			Equivalents
Officer	Year	(in shares)	(in shares)	NQ Equivalents		(2006 to 2007)
Mr. Templeton	2007	270,000	150,000	720,000		-10%
	2006	350,000	150,000	800,000

Mr. March	2007	85,000	35,000	190,000		+8.6%
	2006	85,000	30,000	175,000

Mr. Engibous	2007	120,000	0	120,000		-55.6%
	2006	270,000	0	270,000

Mr. Lowe	2007	100,000	60,000	280,000		-49.1%
	2006	100,000	150,000	550,000	*

Mr. Hames	2007	75,000	45,000	210,000		-8.7%
	2006	80,000	50,000	230,000
____________________

*	Includes a June 2006 retention grant of 100,000 restricted stock units made in connection with his assuming additional responsibilities. Excluding the retention grant, NQ Equivalents were 12 percent higher in 2007 than in 2006.

The differences in the equity granted to our named executive officers were primarily the result of differences in the applicable market level of equity compensation for their positions. In responding to anticipated changes in market levels of equity compensation, the committee believed it was appropriate generally to grant proportionally fewer shares under stock options while maintaining the number of restricted stock units, because of the stronger retention effect of restricted stock unit awards.

The committee made its grant decisions in terms of specific numbers of restricted stock units and stock option shares. However, before approving the awards, the committee considered the estimated value of the grants it intended to make. The value was estimated using the same methodology used for financial accounting. The committee considered the value in order to assess the financial impact of the grants on the company and to confirm that the value was within an acceptable range as compared with the anticipated value of awards granted by the Comparator Group to similarly situated executives. The committee also reviewed the total amount of equity compensation held by the officers in order to assess the retention value of outstanding unvested grants. In making these assessments, the committee used its judgment and did not apply any formula, threshold or maximum. These considerations did not result in an adjustment of the proposed awards from the targeted levels, which the committee considered to be appropriate.

In setting equity compensation levels for Mr. Templeton, the committee believed that equity compensation levels for CEOs would be lower in 2007 than in 2006. Exercising its judgment, the committee determined that a 10 percent reduction in the number of NQ Equivalents for Mr. Templeton would be reasonable in anticipation of the decline in the market level. The committee held the number of restricted stock units at the same level as 2006 (150,000 shares) for the reasons stated above, and, therefore, the entire 10 percent reduction in NQ Equivalents was made with respect to the stock option grant.

Perceiving a continuation of the trend toward higher levels of equity compensation for chief financial officers in 2007 as compared with 2006, the committee decided to grant Mr. March more equity compensation than in the previous year. The increase (5,000 restricted stock units) was focused on the restricted stock unit award because of the greater retention effect of such awards. As a result, the number of stock options granted to Mr. March was unchanged from last year.

In response to the continued evolution of the chairman’s role, the committee decided to grant Mr. Engibous a stock option for fewer shares than in 2006. Exercising its judgment, the committee set the level of the grant at 120,000 shares, a reduction of about 55 percent from the prior year’s grant.

The approximately 50-percent decrease in the number of NQ Equivalents for Mr. Lowe from 2006 to 2007 is attributable to an off-cycle retention grant that he received in June 2006. Excluding the retention grant, NQ Equivalents were 12 percent higher in 2007 than 2006 because of his additional job responsibilities. For increased retention, the committee granted more restricted stock units in 2007 than in January 2006 while holding the number of shares under stock options the same as in 2006.

Anticipating that the market level of equity compensation for business managers would decline in 2007, the committee decided to reduce the number of NQ Equivalents for Mr. Hames by about 9 percent. The committee believed that a slight reduction in the number of restricted stock units was appropriate to maintain approximately the same proportion of restricted stock units and stock options as in 2006. The rest of the reduction in NQ Equivalents was taken from the stock option grant.

All grants of equity compensation were made under the Texas Instruments 2000 Long-Term Incentive Plan, which stockholders approved in April 2000. The grants have the terms described on pages 36-37.

Bonus – In January 2008, the committee set the 2007 bonus compensation for executive officers based on its assessment of 2007 performance. The committee considered the bonus amount specified by the Executive Officer Performance Plan. In deciding whether to reduce that amount, the committee used the following performance measures to assess the company:

  The relative one-year and three-year performance of TI as compared with competitor companies, as measured by:
  revenue growth,

  profit from operations as a percentage of revenue,

  total shareholder return; and
  The absolute one-year and three-year performance of TI on the above measures.

In addition, the committee considered our strategic progress by reviewing how competitive we are in key markets with our core products and technologies, as well as the strength of our relationships with key customers.

One-year relative performance on the three measures and one-year strategic progress were the primary considerations in the committee’s assessment of the company’s 2007 performance. The performance measures were intended to provide an overview of our financial performance, as well as our success in pursuing our priorities. In total, this approach provided the committee with insight and knowledge to judge results and set compensation at the levels it considered commensurate with actual performance.

In the comparison of relative performance, the companies used were those identified above on page 20 as competitors in the Comparator Group.5

Consistent with the policy of holding the named executive officers accountable for company performance, this assessment of company-level performance was the principal factor in setting the officers’ bonus. For the officers other than the CEO and the chairman, the committee also considered, to a lesser extent, the 2007 performance of the organization for which the officer was responsible. The differences in the amounts awarded to our named executive officers were primarily the result of differences in the officers’ level of responsibility and the applicable market level of total cash compensation expected to be paid to similarly situated officers in the Comparator Group. In making these performance assessments, the committee did not apply any formula or performance targets. Instead, the committee considered the various factors and used its judgment.

____________________

5	To the extent the companies had not released financial results for the year or most recent quarter, the committee based its evaluation on estimates and projections of the companies’ financial results for 2007.

Overall, the committee determined that TI’s performance in 2007 put it well above the median of competitor companies in operating margin and total shareholder return. The committee also determined that TI’s strategic position was strengthened and remains among the best in the semiconductor industry. Revenue growth was found to be about median on a three-year basis and below median on a one-year basis. After reviewing all these metrics, the committee applied its judgment and determined that, in total, performance in 2007 was about equivalent to 2006 and still well above the median of competitor companies. Below are details of the committee’s assessment.

     Revenue and Margin

  TI’s 2007 revenue declined 2.9 percent from 2006. Almost one point of this decline reflects management’s decision to divest an underperforming product line. TI’s revenue performance was below the median of competitor companies.

  Three-year compounded annual revenue growth was 6.2 percent, about the same as the median of competitor companies.

  One-year operating profit margin reached a new record in 2007 of 25.3 percent, in the top quartile of competitor companies. In dollars, profit from operations was 3.9 percent higher than in the prior year.

  Three-year average operating profit margin was 23.2 percent, above the median of competitor companies. In dollars, three-year compounded annual growth in profit from operations was 21.2 percent.

  Earnings per share grew 8.3 percent in 2007. This was the fifth consecutive year of growth in earnings per share, and the fifth successive year that earnings grew faster than revenue.

     Total Shareholder Return

  One-year TSR was 17.0 percent, in the top quartile of competitor companies.

  Three-year TSR was 11.3 percent on a compounded annual basis, in the top quartile of competitor companies.

  The company returned cash to stockholders through stock repurchases of $4.9 billion, reducing outstanding shares by 7.4 percent. The company also increased the quarterly dividend rate by 150 percent, the fifth increase in four years.

  Even accounting for the above stock repurchases and dividend increases, the balance sheet remained robust, ending the year with cash and short-term investments of more than $2.9 billion.

     Strategic Progress

  TI’s position and recognition as a leader in analog semiconductors accelerated in 2007. This is the segment of the semiconductor market most important to the company for growth and greater profitability. Through acquisitions, TI gained technology that gave the company the ability to apply its analog semiconductors to new applications, such as power tools, wireless connections for the home and hybrid-electric automobiles. TI launched more than 500 new analog products, which will let the company reach new customers and deepen its relationships with existing customers. Maintaining a pipeline of new products is an important part of TI’s strategy to grow and expand its market share in the analog sector. TI’s revenue growth in high-performance analog semiconductors continued its four-year trend of substantially outpacing its most significant competitors, with an increase of 9 percent in 2007. In total, TI is the leading supplier of the complete chain of analog and digital semiconductors necessary for the electronic conversion and processing of real-world signals.

  Initiatives to apply both TI’s analog and digital technology to new and fast-growing markets gained traction. In particular, TI applied its experience in signal processing, wireless and low power to help customers develop medical equipment that is precise, more portable and more energy-efficient. Revenue in this area, while small in total, grew about 20 percent in 2007. In safety and security applications, TI worked with leading video analytics companies to develop systems that provide critical real-time information to alert public officials so they can respond in real time as opposed to relying on forensics after an event has occurred.
  Customer-centricity again gained momentum as a defining component of TI’s culture. While this is primarily an outcome of employee commitment and dependable delivery of products, the expansion of sales networks in the emerging markets of China, India and Eastern Europe contributed to TI’s ability to engage with a broader group of customers. The sales force in China increased by 13 percent and offices were established in three additional cities. The sales force doubled in India, and one new office was opened there. In Eastern Europe, three new offices and a customer support center were opened.

Performance Summary

	1-Year	3-Year
Revenue growth	-2.9%	6.2	% CAGR
Profit from operations (PFO) growth	3.9%	21.2	% CAGR
Operating margin	25.3%	23.2	% average
Return on invested capital (ROIC)	25.1%	20.5	% average
Dividend rate growth	150%	300%
Total shareholder return (TSR)	17.0%	11.3	% CAGR

CAGR = compound annual growth rate
ROIC = PFO x (1 – tax rate) / (assets – non-debt liabilities)
One-year TSR % = [(Closing price of the company’s stock at year-end 2007, plus dividends paid during 2007) divided by 2006 year-end closing price] minus 1, multiplied by 100
Three-year TSR CAGR % = [(Closing price of the company’s stock at year-end 2007, plus dividends paid during 2005 through 2007) divided by 2004 year-end closing price] 1/3 minus 1, multiplied by 100

Based on its assessment of company performance, the committee determined that the bonuses of the named executive officers (other than Mr. Delfassy)6 should be at the same level as for 2006. Before finalizing its decision, the committee considered the officers’ individual performance. The performance of the CEO and the chairman was judged according to the performance of the company. For the other officers, the committee also considered the factors described below in assessing individual performance. In making this assessment, the committee did not apply any formula or performance targets.

Mr. March is the chief financial officer. The committee noted the financial management of the company.

Mr. Lowe is responsible for the company’s analog semiconductor product lines. The committee noted the financial performance of those product lines, including the company’s analog market share, and the position of the operations strategically and with customers.

Mr. Hames is responsible for the company’s core and catalog DSP product lines as well as RISC (Reduced Instruction Set Computing) microprocessors and microcontrollers. The committee noted the financial performance of the product lines, including the company’s catalog DSP market share, and the position of the product lines strategically and with customers.

Taking account of the individual performance, the committee decided that it would still be appropriate to hold the bonus of each officer at the same level as for 2006. Before setting the bonuses, the committee also considered whether total cash compensation for 2007 would be at an appropriate level if bonuses were the same as last year. The committee considered the level of total cash compensation to be commensurate with the company’s and the officers’ performance. Accordingly the bonuses were held at the same level as for 2006.

Results of the Compensation Decisions – Results of the compensation decisions made by the committee relating to the named executive officers for 2007 as compared to 2006 (other than Mr. Delfassy, who ceased to be an executive officer in January 2007) are summarized in the following table. This table is provided as a supplement to the Summary Compensation Table on page 30 for investors who may find it useful to see the

____________________

6	For a discussion of the bonus decision with respect to Mr. Delfassy, please see page 29.

data presented in this form. Although the committee does not target a specific level of total compensation, it considers information similar to that in the table in order to ensure that the sum of these elements is, in its judgment, in a reasonable range. The principal differences between this table and the Summary Compensation Table are explained in footnote 7 below.7

					Equity
					Compensation
			Salary	Profit	(Grant Date
Officer	Year		(Annual Rate)	Sharing	Fair Value)	Bonus	Total
Mr. Templeton	2007		$935,040	$95,822	$6,864,300	$2,300,000	$10,195,162
	2006		$900,000	$79,070	$8,965,500	$2,300,000	$12,244,570
Mr. March	2007		$435,000	$44,248	$1,814,850	$650,000	$2,944,098
	2006		$380,160	$33,344	$1,970,850	$650,000	$3,034,354
Mr. Engibous	2007		$300,000	$31,354	$1,162,800	$400,000	$1,894,154
	2006		$360,000	$31,606	$3,199,500	$400,000	$3,991,106
Mr. Lowe	2007		$505,020	$51,661	$2,668,200	$1,100,000	$4,324,881
	2006	*	$475,200	$39,730	$5,712,000	$1,100,000	$7,326,930
Mr. Hames	2007		$450,000	$46,132	$2,001,150	$750,000	$3,247,282
	2006		$435,000	$38,213	$2,554,000	$750,000	$3,777,213

____________________

*	In June 2006, Mr. Lowe received a salary increase and a retention grant of restricted stock units in connection with his assuming additional responsibilities. For 2006, the amounts in the table are: his annual rate of salary as adjusted in June 2006; profit sharing for 2006; grant date fair value of all awards received in 2006; and bonus for 2006.

For each of the officers, the decline in the total shown in this table from 2006 to 2007 is primarily due to the lower grant date fair value of the equity compensation awards in 2007. The lower grant date fair value in 2007 for each of the officers other than Messrs. Engibous and Lowe is primarily due to the lower fair market value of TI common stock on the date of the annual grant of equity compensation in 2007 as compared to 2006. For Mr. Lowe, the lower grant-date fair value in 2007 is primarily due to a retention grant that he received in 2006. For Mr. Engibous, the lower grant date fair value in 2007 is primarily due to the lower number of shares under his option grant in 2007 as compared to the option grant in 2006.

Equity Dilution

The Compensation Committee’s goal is to keep net annual dilution from equity compensation under 2 percent. “Net annual dilution” means the number of shares under equity awards granted by the committee each year to all employees (net of award forfeitures) as a percentage of the shares of the company’s outstanding common stock. Equity awards granted by the committee in 2007 resulted in net annual dilution of 0.7 percent.

Policy on Equity Grant Timing

The Compensation Committee makes grant decisions for equity compensation at its January meeting each year. The dates on which these meetings occur are generally set three years in advance. The January meetings of the board and the committee generally occur in the week or two before we announce our financial results for the previous quarter and year.

____________________

7	This table shows the annual rate of base salary as set by the committee (effective in February of the year). In the Summary Compensation Table, the “Salary” column shows the actual salary paid in the year. This table has separate columns for profit sharing and bonus. In the Summary Compensation Table, profit sharing and bonus are aggregated in the column for “Non-Equity Incentive Plan Compensation,” in accordance with SEC requirements. This table shows the grant date fair value of equity compensation awarded in the year. Please see note 3 to the Grants of Plan-Based Awards in 2007 table for information about how grant-date fair value was calculated. In the Summary Compensation Table, the “Stock Awards” and “Option Awards” columns show the expense recognized in the company’s financial statements for the year under SFAS 123(R) and include past restricted stock unit and stock option grants held by the officer.

On occasion, the committee may grant stock options or restricted stock units to executives at times other than January. For example, it has done so in connection with job promotions and for purposes of retention.

We do not back-date stock options or restricted stock units. We do not accelerate or delay the release of information due to plans for making equity grants.

The Compensation Committee reviewed in 2007 its long-standing grant practices and considered whether changes would be appropriate to conform to the emerging consensus about best practices. As a result of the review, the committee decided in July 2007 to change its practices for future grants. Beginning in January 2008, if the Compensation Committee meeting falls in the same month as the release of the company’s financial results, the grants approved at the meeting will be made effective on the later of (i) the meeting day or (ii) the third trading day after the release of results. Otherwise they will be made effective on the day of committee action. Previously all grants were made effective on the day of committee action. The exercise price of stock options will continue to be the closing price of TI stock on the effective date of the grant.

Benefits

Reflecting the company’s culture of respect and value for all employees, the financial and health benefits received by executive officers are the same as those received by other U.S. employees except for the few benefits described below under the sub-heading Other Benefits in this section.

Retirement Plans

The executive officers participate in our retirement plans under the same rules that apply to other U.S. employees. We maintain these plans to have a competitive benefits program and for retention.

Like other established U.S. manufacturers, we have had a U.S. qualified defined benefit pension plan for many years. At its origin, the plan was designed to be consistent with those offered by other employers in the diverse markets in which we operated, which at the time included consumer and defense electronics as well as semiconductors and materials products. In order to limit the cost of the plan, we closed the plan to new participants in 1997. We gave U.S. employees as of November 1997 the choice to remain in the plan, or to have their benefits frozen in that plan and begin participating in an enhanced defined contribution plan. Mr. Templeton chose not to remain in the defined benefit plan. As a result, his benefits under that plan were frozen in 1997 and he participates in the enhanced defined contribution plan. Because Mr. Delfassy joined our U.S. payroll after 1997, he was not eligible for the defined benefit plan and instead participates in the enhanced defined contribution plan. The other named executive officers have continued their participation in the defined benefit pension plan.

The Internal Revenue Code (IRC) imposes certain limits on the retirement benefits that may be provided under a qualified plan. To maintain the desired level of benefits, we have a nonqualified defined benefit pension plan for participants in the qualified pension plan. Under the nonqualified plan, participants receive a benefit that would ordinarily be paid under the qualified pension plan but for the limitations under the IRC. For additional information about the defined benefit plans, please see pages 39-40.

Employees accruing benefits in the qualified pension plan, including the named executive officers other than Messrs. Templeton and Delfassy, also are eligible to participate in a qualified defined contribution plan that provides employer matching contributions. The enhanced defined contribution plan, in which Messrs. Templeton and Delfassy participate, provides for a fixed employer contribution plus an employer matching contribution.

Because benefits under the qualified and nonqualified defined benefit pension plans are calculated on the basis of eligible earnings (salary and bonus), an increase in salary or bonus may result in an increase in benefits under the plans. Salary or bonus increases for Mr. Templeton do not result in greater benefits for him under the company’s defined benefit pension plans because his benefits under those plans were frozen in 1997. The committee considers the potential effect on the executive’s retirement benefits when it sets salary and performance bonus levels.

Deferred Compensation

Any U.S. employee whose base salary exceeds a certain level ($130,000 per year in 2007) may defer the receipt of a portion of his or her salary, bonus and profit sharing. Rules of the U.S. Department of Labor require that this plan be limited to a select group of management or highly compensated employees. The program allows employees to defer the receipt of their compensation in a tax-efficient manner. We offer it in order to be competitive with the benefits packages offered by other companies.

Deferred compensation account balances are unsecured and all amounts remain part of the company’s operating assets. The value of the deferred amounts tracks the performance of investment alternatives selected by the participant. These alternatives are a subset of those offered to participants in the defined contribution plans described above. The company does not guarantee any minimum return on the amounts deferred. In accordance with SEC rules, no earnings on deferred compensation are shown in the 2007 Summary Compensation Table on page 30 because no “above market” rates were earned on deferred amounts in 2007.

Employee Stock Purchase Plan

Our stockholders approved the TI Employees 2005 Stock Purchase Plan in April 2005. Under the plan, all employees in the U.S. and certain other countries may purchase a limited number of shares of the company’s common stock at a 15 percent discount. The plan is designed to offer the broad-based employee population an opportunity to acquire an equity interest in the company and thereby align their interests with those of stockholders. Consistent with our general approach to benefit programs, executive officers are also eligible to participate.

Health-Related Benefits

Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered in the semiconductor industry.

Other Benefits

Executive officers receive only a few benefits that are not available to all other U.S. employees. These benefits fall into one of two categories: personal and security.

Personal benefits: We promote sustained good health by providing a company-paid physical for each executive officer, and we encourage effective long-term financial planning by providing financial counseling up to $8,000 per year for each executive officer.

Security: We pay for maintenance and monitoring of home-security systems for certain executive officers to help ensure personal safety.

Separately, the chairman has an executive life insurance policy under an old program that is closed to new participants. Additionally, the chairman used corporate aircraft for personal travel on one occasion in 2007. The board of directors determined that for security reasons, it was in the company’s interest to require the CEO to use company aircraft for personal air travel. Because this required use of the aircraft results in taxable income for the CEO, the company reimburses a portion of the tax expense that he incurs as a result of the requirement.

Separation Arrangement and Compensation Decisions

In connection with Mr. Delfassy’s planned retirement after 28 years of service to TI, the company entered into a separation arrangement with him in January 2007. Under the arrangement, he agreed to remain an active employee until August 2007. For one year thereafter, he will be on a paid leave of absence, from which point he will be on an unpaid leave of absence until the age of 55. Until July 2010, he is subject to a commitment not to become a director or executive officer of any for-profit company without prior TI approval

(which approval would not be unreasonably withheld) and not to hire any TI employee. These terms, which the Compensation Committee approved, serve TI’s interest in a smooth transition in management of the organization for which Mr. Delfassy was responsible and reasonable protection against future competition.

Mr. Delfassy ceased to be an executive officer of the company in January 2007. In anticipation of his retirement, the committee in January 2007 held his base salary unchanged from the 2006 level and granted him no equity compensation. Because he ceased to be an active employee in August 2007, the committee granted him no bonus for 2007.

Compensation Following Employment Termination or Change in Control

None of the executive officers has an employment contract. Executive officers are eligible for benefits on the same terms as other U.S. employees upon termination of employment or a change in control of the company. The current programs are described under the heading Potential Payments upon Termination or Change in Control beginning on page 42. None of the few additional benefits that the executive officers receive continue after the year of termination of employment except the executive life insurance policy for the chairman. The committee reviews the potential impact of these programs before finalizing the annual compensation for the named executive officers. The committee did not raise or lower compensation for 2007 based on this review.

Stock Ownership Guidelines and Policy Against Hedging

Our board of directors has established stock ownership guidelines for executive officers. The guideline for the chairman and the CEO is four times base salary or 125,000 shares, whichever is less. The guideline for other executive officers is three times base salary or 25,000 shares, whichever is less. Executive officers have five years from their election as executive officers to reach these targets. Directly owned shares and restricted stock units count toward satisfying the guidelines.

Short sales of TI stock by our executive officers are prohibited. It is against TI policy for any employee, including an executive officer, to engage in trading in “puts” (options to sell at a fixed price on or before a certain date), “calls” (similar options to buy), or other options or hedging techniques on TI stock.

Consideration of Tax and Accounting Treatment of Compensation

Section 162(m) of the IRC generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million. The Compensation Committee considers the impact of this deductibility limit on the compensation that it intends to award. The committee exercises its discretion to award compensation that does not meet the requirements of Section 162(m) when applying the limits of Section 162(m) would frustrate or be inconsistent with our compensation policies and/or when the value of the foregone deduction would not be material. The committee has exercised this discretion when awarding restricted stock units that vest over time, without performance conditions to vesting. The committee believes it is in the best interest of the company and its stockholders that restricted stock unit awards provide for the retention of our executive officers in all market conditions.

The Texas Instruments Executive Officer Performance Plan (described on page 19) is intended to ensure that performance bonuses under the plan are fully tax deductible under Section 162(m). The committee’s general policy is to award bonuses within the plan, although the committee reserves the discretion to pay a bonus outside the plan if it determines that it is in our stockholders’ best interest to do so. It did not exercise this discretion for 2007 performance.

When setting equity compensation, the committee considers the estimated cost for financial reporting purposes of equity compensation it intends to grant. Its consideration of the estimated cost of grants made in 2007 is discussed on page 22.

Compensation Committee Report

The Compensation Committee of the board of directors has furnished the following report:

The committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the company’s management. Based on that review and discussion, the committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for 2007 and the company’s proxy statement for the 2008 annual meeting of stockholders.

Daniel A. Carp, Chair	Ruth J. Simmons	Christine Todd Whitman

2007 Summary Compensation Table

The table below shows the compensation of the company’s chief executive officer, chief financial officer and each of the other four most highly compensated individuals who were executive officers during 2007 (collectively called the “named executive officers”) for services in all capacities to the company in 2007, except as otherwise indicated. For a discussion of the amount of a named executive officer’s salary and bonus in proportion to his total compensation, please see the Compensation Discussion and Analysis on pages 17-29.

We believe that our compensation practices are fair and reasonable. Our executive officers do not have employment contracts. They are not guaranteed salary increases or bonus amounts. Pension benefits are calculated on salary and bonus only; the proceeds earned on equity or other performance awards are not part of the pension calculation. We do not guarantee a return or provide above-market returns on compensation that has been deferred. We have not repriced stock options, and we do not grant reload options. We do not provide excessive perquisites. Those few we do provide do not result in significant expense for TI. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of TI, and for their individual contribution toward that performance.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)(10)	Total ($)
R. K. Templeton	2007	$932,120	0	$3,526,500	$5,753,975	$2,395,822	(9)	$111,417	$12,719,834
President & Chief	2006	$897,500	0	$2,553,000	$5,703,156	$2,379,070	$17,578	$173,769	$11,724,073
Executive Officer

K. P. March	2007	$430,430	0	$810,788	$1,130,591	$694,248	$294,365	$21,758	$3,382,180
Senior Vice President	2006	$371,169	0	$669,988	$1,022,478	$683,344	$234,690	$33,414	$3,015,083
& Chief Financial
Officer

T. J. Engibous	2007	$305,000	0	0	$4,827,388	$431,354	$224,644	$73,465	$5,861,851
Chairman of the	2006	$358,750	0	$80,640	$4,051,613	$431,606	$439,375	$58,791	$5,420,775
Board (1)

G. A. Lowe	2007	$502,535	0	$2,033,450	$1,389,313	$1,151,661	$318,096	$7,103	$5,402,158
Senior Vice President	2006	$450,970	0	$1,676,175	$1,311,938	$1,139,730	$218,026	$20,885	$4,817,724

M. J. Hames (2)	2007	$448,750	0	$1,367,800	$1,283,016	$796,132	$296,953	$20,389	$4,213,040
Senior Vice President

G. Delfassy (3)	2007	$262,500	0	$1,345,125	$2,105,928	$26,985	0	$323,109	$4,063,647
	2006	$448,340	0	$1,075,750	$1,311,938	$989,499	0	$92,301	$3,917,828
____________________

(1)	Mr. Engibous will retire from the company, and from his position as chairman, immediately after the company’s annual meeting of stockholders on April 17, 2008.

(2)	Because Mr. Hames was not a named executive officer in 2006, SEC rules do not require his compensation for that year to be reported.

(3)	Mr. Delfassy ceased to be an executive officer of the company in January 2007.

(4)	Performance bonuses for 2007 were paid under the Texas Instruments Executive Officer Performance Plan. In accordance with SEC requirements, these amounts are reported in the Non-Equity Incentive Plan Compensation column.

(5)	Shown is the expense recognized in the company’s financial statements for 2007 under SFAS 123(R) for all outstanding restricted stock unit (RSU) awards held by the named executive officers. This amount consists of the portions of the fair values of RSUs granted in 2003-2007 that were allocated to service provided by the named executive officers during 2007. The discussion of the assumptions used for purposes of the valuation appears on pages 23-26 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2007. In accordance with SEC rules, no estimates were made for forfeitures in calculating these amounts. For a description of the grant terms, please see pages 36-37. When employees cease to be active employees but their outstanding equity awards continue to vest, the company will recognize all remaining stock-based compensation expense for those awards in the year in which active service ceased. Mr. Delfassy ceased to be an active employee in August 2007, and accordingly the company recognized the remaining expense relating to his outstanding RSUs in 2007.

(6)	Shown is the expense recognized in the company’s financial statements for 2007 under SFAS 123(R) for all outstanding options held by the named executive officers. This amount consists of the portions of the fair values of options granted in 2003-2007 that were allocated to service provided by the named executive officers in 2007. The discussion of the assumptions used for purposes of valuation appears on pages 15 and 23-26 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2007. In accordance with SEC rules, no estimates were made for forfeitures in calculating these amounts. For a description of the grant terms, please see page 36. Stock-based compensation expense for retirement-eligible employees (generally employees over age 55 and who have been TI employees for over 20 years) is recognized over a required six-month employment period. Compensation expense for stock options held by executive officers who will become retirement eligible prior to the option becoming fully exercisable will be recognized over the shorter of: (i) the period from grant date to the date they become retirement eligible (but not less than the six-month required service period) or (ii) the normal four-year vesting period. Mr. Engibous was the only named executive officer for whom the company incurred retirement-eligible stock-based compensation expense in 2007, as he became retirement eligible in 2008. As noted above, Mr. Delfassy ceased to be an active employee of the company in 2007, and accordingly the company recognized the remaining expense relating to his outstanding options in 2007.

(7)	Consists of performance bonus and profit sharing for 2007 except for Mr. Delfassy, for whom the amount shown consists only of his profit sharing. Please see page 26 of the Compensation Discussion and Analysis for the amounts of bonus and profit sharing paid to each of the other named executive officers for 2007.

(8)	The company does not pay above-market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. The amounts in this column represent the change in the actuarial value of the named executive officers’ benefits under the qualified defined benefit pension plan (TI Employees Pension Plan) and the nonqualified defined benefit pension plan (TI Employees Non-Qualified Pension Plan) from December 31, 2006, through December 31, 2007. This “change in the actuarial value” is the difference between the 2006 and 2007 present value of the pension benefit accumulated as of year-end by the named executive officer, assuming that benefit is not paid until age 65. Mr. Delfassy does not participate in either of these plans. Mr. Templeton’s benefits under the company’s pension plans were frozen as of December 31, 1997.

(9)	The actuarial value of Mr. Templeton’s account decreased by $11,314 during 2007. In accordance with SEC rules, this amount has not been included in his total 2007 compensation shown in this table.

(10)	In the interest of transparency, the value of perquisites and other personal benefits is provided in this column even if the amount is less than the reporting threshold established by the SEC. The table below shows the value of perquisites and other benefits for 2007.

			Defined		Personal
			Contribution	Unused	Use of	Executive			Home
	Insurance	401(k)	Retirement	Vacation	Company	Life	Financial	Executive	Security
Name	(b)	Contribution	Plan (c)	Time (d)	Aircraft (e)	Insurance	Counseling	Physical	Monitoring
R. K. Templeton	$270	$9,000	$70,063	0	$23,425	N/A	$8,000	0	$659
K. P. March	$270	$4,500	N/A	$13,379	0	N/A	$1,322	$1,808	$479
T. J. Engibous	$270	$4,500	N/A	0	$14,316	$46,079 (f)	$8,000	0	$300
G. A. Lowe	$270	$4,500	N/A	$274	0	N/A	$2,059	0	N/A
M. J. Hames	$270	$4,500	N/A	$14,054	0	N/A	0	$1,565	N/A
G. Delfassy (a)	$270	$9,000	$71,909	$27,519	0	N/A	$6,743	$2,462	N/A
____________________

(a)	The amount shown in the Summary Compensation Table as “All Other Compensation” for Mr. Delfassy for 2007 also includes $205,206 consisting of (i) salary for the period he remained an employee after ceasing to be an executive officer, and (ii) reimbursement of educational expenses.

(b)	Consists of payments made in connection with travel and accident policies of $20 and insurance premium contributions of $250 for each of the named executive officers.

(c)	Consists of (i) contributions under the company’s enhanced defined contribution retirement plan of $4,500 for Messrs. Templeton and Delfassy, and (ii) additional amounts of $65,563 and $67,409 for the benefit of Messrs. Templeton and Delfassy, respectively, accrued by TI to offset IRC limitations on amounts that could be contributed to the enhanced defined contribution retirement plan. All of these amounts are also shown in the Nonqualified Deferred Compensation table on page 40.

(d)	Represents payments for unused vacation time that could not be carried forward.

(e)	The board of directors has determined that for security reasons, it is in TI’s interest to require the chief executive officer to use the company aircraft for personal air travel. The amount shown for Mr. Templeton includes $18,502 incremental cost of company-required personal use of aircraft and $4,923 for reimbursement of a portion of the tax related to the incremental cost of company-required personal use of aircraft. We valued the incremental cost of the personal use of company aircraft using a method that takes into account: landing, parking and flight planning services expenses; crew travel expenses; supplies and catering expenses; aircraft fuel and oil expenses per hour of flight; communications costs; and any customs, foreign permit and similar fees. Because company aircraft are primarily used for business travel, this methodology excludes the fixed costs, which do not change based on usage, such as pilots’ salaries and the lease cost of the company aircraft. The amount shown for Mr. Engibous was valued using the same methodology. He was not reimbursed for any portion of the tax related to his personal use of corporate aircraft.

(f)	Represents the premium payment made by the company for an executive life insurance policy that was established under a program that is closed to other participants.

Grants of Plan-Based Awards in 2007

The following table shows the grants of plan-based awards to the named executive officers in 2007.

		Estimated Possible Payouts			Estimated Future Payouts			All Other	All Other
		Under Non-Equity Incentive			Under Equity Incentive			Stock	Option
		Plan Awards			Plan Awards			Awards:	Awards:	Exercise
								Number of	Number of	or Base	Grant Date
								Shares of	Securities	Price of	Fair Value
								Stock or	Underlying	Option	of Stock

	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)	(#)(2)	($/Sh)	Awards (3)
R. K. Templeton	1/18/2007	*	*	*	0	0	0		270,000	$28.32	$2,616,300
	1/18/2007							150,000			$4,248,000
K. P. March	1/18/2007	*	*	*	0	0	0		85,000	$28.32	$823,650
	1/18/2007							35,000			$991,200
T. J. Engibous	1/18/2007	*	*	*	0	0	0	0	120,000	$28.32	$1,162,800
											0
G. A. Lowe	1/18/2007	*	*	*	0	0	0		100,000	$28.32	$969,000
	1/18/2007							60,000			$1,699,200
M. J. Hames	1/18/2007	*	*	*	0	0	0		75,000	$28.32	$726,750
	1/18/2007							45,000			$1,274,400
G. Delfassy	N/A	*	*	*	0	0	0	0	0	N/A	$0
____________________

*	TI did not use formulas or pre-set thresholds or multiples to determine incentive awards. Under the terms of the Executive Officer Performance Plan, each named executive officer is eligible to receive a cash bonus equal to 0.5 percent of the company’s consolidated income (as defined in the plan). However, the Compensation Committee has the discretion to set bonuses at a lower level if it decides it is appropriate to do so. The committee decided to do so for 2007.

(1)	The stock awards granted to the named executive officers in 2007 were RSU awards. These awards were made under the company’s 2000 Long-Term Incentive Plan. For information on the terms and conditions of these RSU awards, please see the discussion beginning on page 36.

(2)	These options were granted under the company’s 2000 Long-Term Incentive Plan. For information on the terms and conditions of these options, please see the discussion beginning on page 36.

(3)	Shown is the aggregate grant date fair value computed in accordance with SFAS 123(R) for stock and option awards in 2007. The discussion of the assumptions used for purposes of the valuation appears on pages 15 and 23-26 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2007. By contrast, the amount shown for stock and option awards in 2007 in the Summary Compensation Table is the amount recognized by the company for financial statement purposes in 2007 for awards granted in 2007 and prior years to the named executive officers.

None of the options or other equity awards granted to the named executive officers was repriced or modified by the company.

For additional information regarding TI’s equity compensation grant practices, please see the Compensation Discussion and Analysis on pages 26-27.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table shows the outstanding equity awards for each of the named executive officers as of December 31, 2007.

	Option Awards						Stock Awards
				Equity						Equity	Equity
				Incentive					Market	Incentive	Incentive Plan
	Number of	Number of		Plan Awards:					Value of	Plan Awards:	Awards: Market
	Securities	Securities		Number of			Number		Shares or	Number of	or Payout Value
	Underlying	Underlying		Securities			of Shares		Units of	Unearned	of Unearned
	Unexercised	Unexercised		Underlying			or Units of		Stock That	Shares, Units	Shares, Units
	Options	Options		Unexercised	Option	Option	Stock That		Have Not	or Other Rights	or Other Rights
	(#)	(#)		Unearned	Exercise	Expiration	Have Not		Vested	That Have Not	That Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		($)(1)	Vested (#)	Vested ($)
R. K. Templeton	0	270,000	(2)	0	$28.32	1/18/2017	150,000	(6)	$5,010,000	0	0
	87,500	262,500	(3)	0	$32.55	1/19/2016	150,000	(7)	$5,010,000	0	0
	250,000	250,000	(4)	0	$21.55	1/20/2015	100,000	(8)	$3,340,000	0	0
	525,000	175,000	(5)	0	$32.39	1/14/2014	100,000	(9)	$3,340,000	0	0
	375,000	0		0	$16.25	2/20/2013	0		0	0	0
	625,000	0		0	$16.11	1/15/2013	0		0	0	0
	625,000	0		0	$26.50	1/16/2012	0		0	0	0
	210,000	0		0	$31.30	11/29/2011	0		0	0	0
	325,000	0		0	$50.38	1/17/2011	0		0	0	0
	400,000	0		0	$55.22	1/19/2010	0		0	0	0
	600,000	0		0	$24.90	1/20/2009	0		0	0	0

K. P. March	0	85,000	(2)	0	$28.32	1/18/2017	35,000	(6)	$1,169,000	0	0
	21,250	63,750	(3)	0	$32.55	1/19/2016	30,000	(7)	$1,002,000	0	0
	40,000	40,000	(4)	0	$21.55	1/20/2015	25,000	(8)	$835,000	0	0
	90,000	30,000	(5)	0	$32.39	1/14/2014	20,000	(9)	$668,000	0	0
	60,000	0		0	$16.25	2/20/2013	0		0	0	0
	60,000	0		0	$16.11	1/15/2013	0		0	0	0
	100	0		0	$29.19	2/21/2012	0		0	0	0
	30,000	0		0	$26.50	1/16/2012	0		0	0	0
	12,700	0		0	$35.13	7/31/2011	0		0	0	0
	20,000	0		0	$50.38	1/17/2011	0		0	0	0
	24,000	0		0	$55.22	1/19/2010	0		0	0	0
	15,000	0		0	$24.90	1/20/2009	0		0	0	0
	1,000	0		0	$13.25	9/17/2008

T. J. Engibous	0	120,000	(2)	0	$28.32	1/18/2017	0		0	0	0
	67,500	202,500	(3)	0	$32.55	1/19/2016	0		0	0	0
	135,000	135,000	(4)	0	$21.55	1/20/2015	0		0	0	0
	225,000	75,000	(5)	0	$32.39	1/14/2014	0		0	0	0
	250,000	0		0	$16.25	2/20/2013	0		0	0	0
	1,050,000	0		0	$16.11	1/15/2013	0		0	0	0
	1,050,000	0		0	$26.50	1/16/2012	0		0	0	0
	342,000	0		0	$31.30	11/29/2011	0		0	0	0
	500,000	0		0	$50.38	1/17/2011	0		0	0	0
	700,000	0		0	$55.22	1/19/2010	0		0	0	0
	1,000,000	0		0	$24.90	1/20/2009	0		0	0	0

G. A. Lowe	0	100,000	(2)	0	$28.32	1/18/2017	60,000	(6)	$2,004,000	0	0
	25,000	75,000	(3)	0	$32.55	1/19/2016	50,000	(7)	$1,670,000	0	0
	50,000	50,000	(4)	0	$21.55	1/20/2015	50,000	(8)	$1,670,000	0	0
	112,500	37,500	(5)	0	$32.39	1/14/2014	30,000	(9)	$1,002,000	0	0
	0	0		0	0		100,000	(10)	$3,340,000	0	0
	125,000	0		0	$26.50	1/16/2012	0		0	0	0
	70,000	0		0	$31.30	11/29/2011	0		0	0	0
	60,000	0		0	$50.38	1/17/2011	0		0	0	0
	80,000	0		0	$55.22	1/19/2010	0		0	0	0

Outstanding Equity Awards at Fiscal Year-End 2007 (Cont’d.)
	Option Awards						Stock Awards
				Equity						Equity	Equity
				Incentive					Market	Incentive	Incentive Plan
	Number of	Number of		Plan Awards:					Value of	Plan Awards:	Awards: Market
	Securities	Securities		Number of			Number		Shares or	Number of	or Payout Value
	Underlying	Underlying		Securities			of Shares		Units of	Unearned	of Unearned
	Unexercised	Unexercised		Underlying			or Units of		Stock That	Shares, Units	Shares, Units
	Options	Options		Unexercised	Option	Option	Stock That		Have Not	or Other Rights	or Other Rights
	(#)	(#)		Unearned	Exercise	Expiration	Have Not		Vested	That Have Not	That Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		($)(1)	Vested (#)	Vested ($)
M. J. Hames	0	75,000	(2)	0	$28.32	1/18/2017	45,000	(6)	$1,503,000	0	0
	20,000	60,000	(3)	0	$32.55	1/19/2016	50,000	(7)	$1,670,000	0	0
	50,000	50,000	(4)	0	$21.55	1/20/2015	50,000	(8)	$1,670,000	0	0
	112,500	37,500	(5)	0	$32.39	1/14/2014	50,000	(9)	$1,670,000	0	0
	125,000	0		0	$16.25	2/20/2013	0		0	0	0
	250,000	0		0	$16.11	1/15/2013	0		0	0	0
	250,000	0		0	$26.50	1/16/2012	0		0	0	0
	100,000	0		0	$31.30	11/29/2011	0		0	0	0
	130,000	0		0	$50.38	1/17/2011	0		0	0	0
	100,000	0		0	$55.22	1/19/2010	0		0	0	0

G. Delfassy	25,000	75,000	(3)	0	$32.55	1/19/2016	50,000	(7)	$1,670,000	0	0
	25,000	50,000	(4)	0	$21.55	1/20/2015	50,000	(8)	$1,670,000	0	0
	112,500	37,500	(5)	0	$32.39	1/14/2014	50,000	(9)	$1,670,000	0	0
	149,000	0		0	$24.09	7/22/2012	0		0	0	0
	200,000	0		0	$26.50	1/16/2012	0		0	0	0
	90,000	0		0	$31.30	11/29/2011	0		0	0	0
	100,000	0		0	$50.38	1/17/2011	0		0	0	0
	80,000	0		0	$55.22	1/19/2010	0		0	0	0
	40,000	0		0	$24.90	1/20/2009	0		0	0	0

____________________

(1)	Calculated by multiplying the number of restricted stock units by the closing price of TI’s common stock on December 31, 2007 ($33.40).

(2)	One-quarter of the shares became exercisable on January 18, 2008, and one-quarter of the remaining shares become exercisable on each of January 18, 2009, January 18, 2010, and January 18, 2011.

(3)	One-third of the shares became exercisable on January 19, 2008, and one-third of the remaining shares become exercisable on each of January 19, 2009, and January 19, 2010.

(4)	One-half of the shares became exercisable on January 20, 2008, and the remaining one-half become exercisable on January 20, 2009.

(5)	Became fully exercisable on January 14, 2008.

(6)	Vesting date is January 31, 2011. Dividend equivalents are paid on these restricted stock units.

(7)	Vesting date is January 29, 2010. Dividend equivalents are not paid on these restricted stock units.

(8)	Vesting date is January 30, 2009. Dividend equivalents are paid on these restricted stock units.

(9)	Vested on January 31, 2008. Dividend equivalents were paid on these restricted stock units.

(10)	Vesting date is July 30, 2010. Dividend equivalents are not paid on these restricted stock units.

35

The “Option Awards” shown in the table above are nonqualified stock options, each of which represents the right to purchase shares of TI common stock at the stated exercise price. For grants before 2007, the exercise price is the average of the high and low price of TI common stock on the grant date. For grants in 2007, the exercise price is the closing price of TI common stock on the grant date. The term of each option is 10 years unless the option is terminated earlier pursuant to provisions summarized in the chart below and in the paragraph following the chart. Options vest (become exercisable) in increments of 25 percent per year beginning on the first anniversary of the date of the grant. The chart below shows the termination provisions relating to outstanding stock options as of December 31, 2007. The Compensation Committee of the board of directors established these termination provisions to promote employee retention while offering competitive terms.

		Employment	Employment termination
	Employment	termination (at	(at least 6 months after		Other
	termination due to	least 6 months	grant) with 20 years of	Employment	circumstances
	death or permanent	after grant) when	credited service, but not	termination for	of employment
Grant	disability	retirement-eligible	retirement-eligible	cause	termination
Before	Vesting continues;	Vesting	Vesting continues;	Option cancels	Option remains
February 20,	option remains in	continues; option	option remains in effect		exercisable for 30
2003	effect to end of	remains in effect	to end of term		days
	term	to end of term

On or after	Vesting continues;	Vesting	Option remains in	Option cancels	Option remains
February 20,	option remains in	continues; option	effect to the end of		exercisable for 30
2003	effect to end of	remains in effect	the term; vesting does		days
	term	to end of its term	not continue after
employment termination

Options may be cancelled if the grantee competes with TI during the two years after employment termination or discloses TI trade secrets. In addition, for options received while the grantee was an executive officer, the company may reclaim (or “claw back”) profits earned under grants if the officer engages in such conduct. These provisions are intended to strengthen retention and provide a reasonable remedy to TI in case of competition or disclosure of our confidential information.

The stock option terms also provide that upon a change in control of TI, the option becomes fully vested to the extent it is then outstanding. Further, if employment termination (except for cause) has occurred within 30 days before the change in control, the change in control is deemed to have occurred first. “Change in control” is defined as (1) acquisition of 20 percent of TI common stock other than through a transaction approved by the board of directors, or (2) change of a majority of the board of directors in a 24-month period unless a majority of the directors then in office have elected or nominated the new directors (together, the “standard definition”). TI stock options have had these change-in-control terms for many years. They are intended to reduce employee uncertainty and distraction in the period leading up to a change in control, if such an event were to occur.

The “Stock Awards” in the table of Outstanding Equity Awards at Fiscal Year-End 2007 are restricted stock unit (RSU) awards. Each RSU represents the right to receive one share of TI common stock on a stated date (the “vesting date”) unless the award is terminated earlier under terms summarized below. In general, the vesting date is approximately four years after the grant date. Except for 2006 grants, each RSU includes the right to receive dividend equivalents, which are paid annually in cash at a rate equal to the amount paid to stockholders in dividends. The table below shows the termination provisions of outstanding RSUs as of December 31, 2007.

Employment termination
	due to death or	Employment termination	Other circumstances
Grant	permanent disability	when retirement-eligible	of employment termination
Before January 19, 2006	Vesting continues; shares are	Grant terminates unless the	Grant cancels; no shares are
	paid at the scheduled vesting	Compensation Committee	issued
	date	determines otherwise case-
by-case*

On or after January 19, 2006	Vesting continues; shares are	Grant stays in effect and pays	Grant cancels; no shares are
	paid at the scheduled vesting	out shares at the scheduled	issued
	date	vesting date. Number of
shares reduced according to
the duration of employment
over the vesting period**
____________________

*	To date, the Compensation Committee has made no such determination for any of the named executive officers.

**	Calculated by multiplying the number of RSUs by a fraction equal to the number of whole 365-day periods from the grant date to the employment termination date (or first day of any bridge leave of absence leading to retirement), divided by the number years in the vesting period.

These termination provisions are intended to promote retention. RSU awards made after 2005 contain cancellation and “claw back” provisions, like those described above for stock options, in case of competition with TI or disclosure of TI trade secrets. The terms of awards after 2005 also provide for full vesting of the award upon a change in control of TI. Change in control is the standard definition unless the grant is subject to Section 409A of the Internal Revenue Code, in which event the definition under Section 409A applies. Section 409A defines a change in control as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation. These cancellation, “claw back” and change-in-control terms were added after 2005 to conform RSU terms with those of stock options (to the extent permitted by the Internal Revenue Code) and to achieve the objectives described above in the discussion of stock options.

In addition to the “Stock Awards” shown in the Outstanding Equity Awards at Fiscal Year-End 2007 table above, Mr. Templeton holds an award of RSUs that was granted in 1995. The award, for 120,000 shares of TI common stock, vested in 2000. Under the award terms, the shares will be issued to Mr. Templeton in March of the year after his termination of employment for any reason. These terms were designed to provide a tax benefit to the company by postponing the related compensation expense until it was likely to be fully deductible. In accordance with SEC requirements, this award is reflected in the 2007 Nonqualified Deferred Compensation table on page 40.

2007 Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in 2007 and the value of any restricted stock units that vested in 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)
R. K. Templeton	–	–	–	–
K. P. March	–	–	30,000	$1,027,400
T. J. Engibous	–	–	–	–
G. A. Lowe	200,000	$3,030,000	62,500	$1,927,500
M. J. Hames	120,000	$1,426,800	50,000	$1,542,000
G. Delfassy	166,000	$2,053,499	–	–

2007 Pension Benefits

The following table shows the present value as of December 31, 2007, of the benefit of the named executive officers under our qualified defined benefit pension plan (TI Employees Pension Plan) and nonqualified defined benefit pension plan (TI Employees Non-Qualified Pension Plan).

				Payments
		Number		During
		of Years	Present Value of	Last
		Credited	Accumulated	Fiscal
Name (1)	Plan Name	Service (#)(3)	Benefit ($)(4)	Year ($)
R. K. Templeton (2)	TI Employees Pension Plan	16	$305,494	–
	TI Employees Non-Qualified Pension Plan	16	$224,388	–
K. P. March	TI Employees Pension Plan	22	$271,388	–
	TI Employees Non-Qualified Pension Plan	22	$724,521	–
T. J. Engibous	TI Employees Pension Plan	30	$692,523 (5)	–
	TI Employees Non-Qualified Pension Plan	30	$5,100,096 (5)	–
G. A. Lowe	TI Employees Pension Plan	22	$291,236	–
	TI Employees Non-Qualified Pension Plan	22	$797,249	–
M. J. Hames	TI Employees Pension Plan	26	$426,134	–
	TI Employees Non-Qualified Pension Plan	26	$982,880	–
____________________

(1)	Mr. Delfassy transferred to the company’s U.S. payroll in 1999. As a result, he does not participate in the defined benefit pension plans; instead he participates in the company’s enhanced defined contribution retirement plan. Contributions to that plan for Mr. Delfassy’s benefit are included in the 2007 Summary Compensation Table.

(2)	In 1997, TI’s U.S. employees were given the choice between continuing to participate in the defined benefit pension plans or participating in a new enhanced defined contribution retirement plan. Mr. Templeton chose to participate in the defined contribution plan. Accordingly, his accrued pension benefits were frozen as of December 31, 1997. Contributions to the defined contribution plan for Mr. Templeton’s benefit are included in the 2007 Summary Compensation Table.

(3)	Credited service began on the date the officer became eligible to participate in the plan. Eligibility to participate began on the earlier of 18 months of employment, or January 1 following the completion of one year of employment. Accordingly, each of the named executive officers has been employed by TI for longer than the years of credited service shown above. Because Mr. Templeton’s benefits were frozen as of December 31, 1997, he accumulates no additional years of credited service beyond that date.

(4)	The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by TI for financial reporting purposes and are described in note 10 to Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2007, except that a named executive officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used. The amount of the lump sum benefit earned as of December 31, 2007, is determined using either the Pension Benefit Guaranty Corporation (PBGC) interest assumption of 3.75 percent or the Pension Protection Act of 2006 (PPA) corporate bond yield interest assumption of 6 percent, whichever rate produces the higher lump sum amount. A discount rate assumption of 6.26 percent for the TI Employees Pension Plan and 6.30 percent for the TI Employees Non-Qualified Pension Plan are used to determine the present value of the lump sum.

(5)	Mr. Engibous became eligible for early retirement in January 2008. He will retire as chairman immediately after TI’s 2008 annual meeting of stockholders. The estimated lump sum value of his early-retirement benefits as of his retirement date will be $1,135,924 under the TI Employees Pension Plan and $8,183,019 under the TI Employees Non-Qualified Pension Plan. These lump sum amounts are the present value of the annual annuity payments he otherwise would be entitled to receive, based on his actuarial life expectancy and the interest rate specified in the plans. The plans’ early retirement formulas use different factors than those used (pursuant to SEC requirements) to determine the amounts shown in the table above.

TI Employees Pension Plan

The TI Employees Pension Plan is a qualified defined benefit pension plan. Please see page 27 under the Benefits heading of the Compensation Discussion and Analysis for a discussion of the origin and purpose of the plan. Employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this plan.

A plan participant is eligible for normal retirement under the terms of the plan if he is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he is at least 55 years of age with 20 years of employment or 60 years of age with five years of employment. In 2008, Mr. Engibous became eligible for early retirement. None of the other named executive officers are currently eligible for early or normal retirement.

A participant may request payment of his accrued benefit at termination or any time thereafter. Participants may choose a lump sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) qualified joint and 50 percent survivor annuity, (v) qualified joint and 75 percent survivor annuity, and (vi) qualified joint and 100 percent survivor annuity. If the participant does not request payment, he will begin to receive his benefit in April of the year after he reaches the age of 70½ in the form of annuity required under the IRC.

The pension formula for the qualified plan is intended to provide a named executive officer with an annual retirement benefit equal to 1.5% multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of his base salary plus bonus up to a limit imposed by the IRS, less a percentage (based on his year of birth, when he elects to retire and his years of service with TI) of the amount of compensation on which his Social Security benefit is based.

If an individual takes early retirement and chooses to begin receiving his annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one he would have received at age 65.

If the participant’s employment terminates due to disability, the participant may choose to receive his accrued benefit at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, years of credited service the executive would have accrued to age 65 had he not become disabled and disabled status.

The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.

Leaves of absence, including a bridge to retirement, are credited to years of service under the qualified and nonqualified pension plans. Please see the discussion of leaves of absence on pages 46-47 below.

TI Employees Non-Qualified Pension Plan

The TI Employees Non-Qualified Pension Plan is a nonqualified defined benefit pension plan. Please see page 27 under the Benefits heading of the Compensation Discussion and Analysis for a discussion of the purpose of this plan. As with the qualified defined benefit pension plan, employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this Plan. Eligibility for normal and early retirement under this plan is the same as under the qualified plan (please see page 27).

Benefits under this plan are paid in a lump sum. Participants may choose to defer receipt of their nonqualified pension benefit accrued before 2005 into their deferred compensation account. Participants had a onetime opportunity in 2004 to defer their nonqualified pension benefit accrued after 2004 into their deferred compensation account. The amounts so deferred will be distributed in accordance with the individual’s deferred compensation elections. Please see page 42 for the executive officers’ deferral elections.

A participant’s benefit under the nonqualified pension plan is calculated using the same formula as described above for the TI Employees Pension Plan. However, the IRS limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the IRS limit on the amount of qualified benefit the participant may receive does not apply to this plan. Once this nonqualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump sum benefit payable to an individual under this nonqualified plan.

Amounts earned before 2005 and not deferred will be distributed when the participant’s benefit under the qualified pension plan is distributed. Amounts earned after 2004 and not deferred will be distributed subject to the requirements of Section 409A of the IRC. Because the named executive officers are among the 50 most highly compensated officers of the company, Section 409A of the IRC requires that they not receive any lump sum distribution payments under the nonqualified pension plan before the first day of the seventh month following termination of employment.

The effect of termination due to disability on a participant’s benefit is the same as discussed in the paragraph above, except that the participant may choose to defer receiving a payment under the plan until he reaches age 65 and then take a disability benefit. The disability benefit payable at age 65 is based on salary and bonus, years of credited service the participant would have accrued to age 65 had he not become disabled and disabled status.

In the event of death, payment is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The earliest date of payment is the first day of the second calendar month following the month of death.

Balances in this plan are unsecured obligations of the company. In the event of a change in control, the plan provides for payment of the present value of the individual’s benefit not later than the month following the month in which the change in control occurred. For amounts accrued under this plan prior to 2005, the standard definition of a change in control (please see page 36) applies. For amounts accrued under this plan after 2004, a change in control is defined as required by Section 409A of the IRC. For all amounts accrued under this plan, if there is a sale of substantially all of the assets of the company, the present value of the individual’s benefit will be distributed in a lump sum as soon as reasonably practicable following the sale of assets.

2007 Nonqualified Deferred Compensation

The following table shows contributions to the named executive officer’s deferred compensation account in 2007 and the aggregate amount of his deferred compensation as of December 31, 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY ($)	in Last FY ($)(3)	in Last FY ($)	Distributions ($)	at Last FYE ($)
R. K. Templeton	0	$65,563	$810,215 (4)	$40,800 (5)	$7,302,862 (6)
K. P. March	0	0	$4,659	0	$90,410
T. J. Engibous	0	0	$149,591	0	$1,637,942
G. A. Lowe	$186,197 (1)	0	$77,209	0	$1,707,941
M. J. Hames	0	0	$98,125	0	$1,602,720
G. Delfassy	$488,125 (2)	$67,409	$106,655	0	$2,466,398
____________________

(1)	Amount shown is (a) a portion of Mr. Lowe’s bonus and profit sharing for 2006, both of which were paid in 2007; and (b) a portion of his 2007 salary. The full amount of the bonus and profit sharing for 2006 was included in the Summary Compensation Table of the company’s proxy statement dated March 9, 2007. The full amount of his 2007 salary is included in the Salary column of the 2007 Summary Compensation Table on page 30.

(2)	Amount shown is (a) a portion of Mr. Delfassy’s bonus for 2006, which was paid in 2007 and (b) a portion of his 2007 salary. The full amount of the bonus for 2006 was included in the Summary Compensation Table of the company’s proxy statement dated March 9, 2007. The full amount of his 2007 salary is included in the Salary column of the 2007 Summary Compensation Table on page 30.

(3)	Company matching contributions pursuant to the defined contribution plan. These amounts are included in the All Other Compensation column of the 2007 Summary Compensation table on page 30.

(4)	Consists of: (a) $40,800 in dividend equivalents paid under the 120,000-share 1995 RSU award discussed on page 37, settlement of which has been deferred until after termination of employment; (b) $552,000 increase in the value of the RSU award (calculated by subtracting $3,456,000 (the value of the award at year-end 2006) from $4,008,000 (the value of the award at year-end 2007) (in both cases, the number of RSUs is multiplied by the price of TI common stock on the last trading date of the year)); and (c) $217,415 earnings on Mr. Templeton’s deferred compensation account in 2007. Dividend equivalents are paid at the same rate as dividends on the company’s common stock.

(5)	Dividend equivalents paid on the RSUs discussed in note 4.

(6)	Of this amount, $4,008,000 is attributable to Mr. Templeton’s 1995 RSU award, calculated as described in note 4. The remainder is the balance of his deferred compensation account.

Please see page 28 for a discussion of the purpose of the plan. An employee’s deferred compensation account contains eligible compensation the employee has elected to defer and contributions by the company that are in excess of the IRS limits on (i) contributions the company may make to the enhanced defined contribution plan and (ii) matching contributions the company may make related to compensation the executive officer deferred into his deferred compensation account.

TI employees whose base salary exceeds $130,000 are eligible to defer compensation. Participants may choose to defer up to (i) 25 percent of their base salary, (ii) 90 percent of their performance bonus, and (iii) 90 percent of profit sharing. In addition, in 2004, participants had a one-time opportunity to defer up to 100 percent of their nonqualified pension benefit accrued after 2004. Elections to defer compensation must be made in the calendar year prior to the year in which the compensation will be earned.

The company has determined that the investment alternatives for deferred compensation balances should generally be the same as the investment alternatives available under the company’s defined contribution plan. These investment alternatives may be changed at any time.

During 2007, participants could choose to have their deferred compensation mirror the performance of one or more of the following mutual funds, each of which is managed by a third party (these alternatives are a subset of those offered to participants in the defined contribution plans): Northern Trust Short Term Investment Fund, Northern Trust Daily Aggregate Bond Fund Index, Barclays Global Investors Equity Index Fund, Northern Trust Russell 1000 Value Equity Index, Barclays Global Investors Russell 3000 Alpha Tilts, Northern Trust Russell 2000 Equity Index, Barclays Global Investors Active International Equity, Barclays Global Investors Lifepath Funds (Lifestyle 2010), Barclays Global Investors Lifepath Funds (Lifestyle 2020), Barclays Global Investors Lifepath Funds (Lifestyle 2030) and Barclays Global Investors Lifepath Funds (Lifestyle 2040). Prior to April 2005, participants could also choose to have their deferred compensation mirror the performance of TI’s common stock; that choice was eliminated for new deferrals beginning in April 2005.

From among the available alternatives, participants may change their instructions relating to their deferred compensation daily, except that instructions to move compensation out of the TI stock fund are subject to our policy regarding transactions in TI stock. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance. The company does not guarantee any minimum return on investments. A third party administers the company’s deferred compensation program.

For compensation deferred before 2005, the participant while an employee may choose to receive a distribution at any time subject to a 10 percent reduction in the distribution. For compensation deferred after 2004, in the case of an unforeseen emergency, a plan participant may request a hardship withdrawal. To obtain a hardship withdrawal, a participant must meet the requirements of Section 409A of the IRC. Except for these circumstances, a participant’s balance is paid pursuant to his distribution election and is subject to applicable IRC limitations.

For amounts that were contributed by the company and amounts earned and deferred by the participant before 2005 and earnings on those amounts (collectively, pre-2005 amounts), termination of employment with the company triggers distribution of the amount in the participant’s account. If the participant has a valid distribution election on file, TI will distribute the amount in his account according to his election.8 If there is no valid distribution election on file, TI will distribute the entire amount in the account as soon as possible following his termination of employment. For amounts that were contributed by TI and amounts earned and deferred by the executive officer after 2004 and earnings on those amounts (collectively, post-2004 amounts), if there is no valid distribution election on file, or if the participant elects to receive a lump sum distribution on retirement, TI will distribute the entire amount in the account on the first day of the seventh month following termination of employment. If a participant has elected installment payments, for post-2004 amounts, the first installment payment can be made no earlier than the first day of the seventh month following termination of employment.

In the event of the participant’s death, one-half of the amount in his account will be immediately paid to his beneficiaries. The remaining half will be paid to his beneficiaries on or about March 31 of the following year.

Like the balances under the nonqualified defined benefit pension plan, deferred compensation balances are unsecured obligations of the company. In the event of a change in control, amounts earned and deferred before 2005 will be paid to the individual not later than the month following the month in which the change in control has occurred. The standard definition of change in control applies. For amounts earned and deferred after 2004, the participant will receive payment of his balance not later than the month following the month in which the change in control as defined in Section 409A of the IRC has occurred.

Potential Payments upon Termination or Change in Control

None of the named executive officers has an employment contract with the company. They are eligible for benefits on generally the same terms as other U.S. employees upon termination of employment or change in control of the company. TI does not reimburse executive officers for any income or excise taxes that are payable by the executive as a result of payments relating to termination or change in control.

Termination

The following programs may result in payments to a named executive officer whose employment terminates. Most of these programs have been discussed above in the proxy statement. For a discussion of the impact of these programs on the compensation decisions for 2007, please see the Compensation Discussion and Analysis on page 29.

Bonus. Our policies concerning bonus and the timing of payments are described on page 19. Whether a bonus would be awarded, and in what amount, to an executive officer whose employment has terminated would depend on the circumstances of termination. It may be presumed that no bonus would be awarded in the event of a termination for cause. If awarded, bonuses are paid by the company.

Qualified and Nonqualified Defined Benefit Pension Plans. The purposes of these plans are described on page 27. The formula for determining benefits, the forms of benefit and the timing of payments are described on pages 39-40. The amounts disbursed under the qualified and nonqualified plans are paid, respectively, by the TI Employees Pension Trust and the company.

Deferred Compensation. The purpose of this plan is described on page 28. The amounts payable under this program depend solely on the performance of investments that the participant has chosen for his plan balance. The timing of payments is discussed on pages 41-42. Amounts distributed are paid by the company.

____________________

8	The named executive officers have made the following distribution elections for the deferred compensation: Mr. Templeton, lump sum paid on termination; Mr. March, lump sum paid on termination; Mr. Engibous, lump sum paid on termination; Mr. Lowe, paid in ten annual installments starting at termination (for pre-2005 amounts) and five annual installments starting at termination (for post-2004 amounts); Mr. Hames, paid in five annual installments starting at termination; and Mr. Delfassy, paid in ten annual installments starting at termination (for pre-2005 amounts) and five annual installments starting at termination (for post-2004 amounts).

Equity Compensation. Depending on the circumstances of termination, grantees whose employment terminates may retain the right to exercise previously granted stock options or receive shares under outstanding restricted stock unit (RSU) awards. Please see pages 36-37. Certain RSU awards include a right to receive dividend equivalents. The dividend equivalents are paid annually by the company in a single cash payment after the last dividend payment of the year.

Profit Sharing. For a description of the purpose of this program, the formula for determining payments and the timing of payments, please see page 18. Like other U.S. employees, if a named executive officer remains employed through the end of the year, he will receive any profit sharing paid for that year. In the event of retirement or commencement of a bridge to retirement, any profit sharing will be paid for the portion of the year worked before retirement or the beginning of the bridge. In the event of termination due to disability or death, the officer or his beneficiaries would receive any profit sharing paid for the year. Profit sharing payments are made by the company in a lump sum.

Time Bank. Based on years of employment with the company, employees accrue hours in a time bank. Time bank hours may be used for paid absences from the office such as vacation and sick days. Employees receive a cash payment for any time bank hours still outstanding on termination of employment. The amount paid is calculated by applying the employee’s base salary rate in effect at the time of termination to the number of hours remaining in the time bank. Because of his reduced role, Mr. Engibous ceased accruing time bank hours in May 2004. The time bank payment to Mr. Engibous will be calculated by applying the base salary rate in effect before May 2004 to the number of hours in the time bank. Time bank payments are made in a lump sum by the company. They are ordinarily paid no later than what would have been the employee’s next regular pay cycle.

Life Insurance. As noted on page 28, Mr. Engibous has an executive life insurance policy under an old program that is closed to new participants. Mr. Engibous may choose to receive the cash value of this policy at any time upon termination of employment (including termination of employment due to disability). The company may also choose to stop making premium payments under the policy at any time. The cash value is the amount of money remaining in the policy after the premium expense and the monthly cost of insurance charges have been deducted. If he does not choose to receive the cash value upon retirement, the company may continue to make premium payments until he reaches the age of 65 (as of December 31, 2007, Mr. Engibous was 54 years old) or until he chooses to receive the cash value of the policy. The 2007 premium payment made by the company was $46,079. In the case of death, the proceeds of the policy, $2,700,000, would be paid to the designated beneficiaries in a lump sum by the insurer, Metropolitan Life Insurance Company. Payments made to Mr. Engibous under the policy will be paid in a lump sum by Metropolitan Life Insurance Company.

The following tables indicate the amounts for which each named executive officer would have been eligible if his employment had terminated on December 31, 2007, as a result of disability, death, involuntary termination for cause, resignation, or involuntary termination not for cause. Because none of the executive officers was eligible to retire as of December 31, 2007, no potential payments are stated assuming retirement.

Termination Due to Disability

		Qualified	Nonqualified
		Defined	Defined
		Benefit	Benefit	Deferred		Stock	Profit	Time	Perquisites
		Pension	Pension	Compensation	RSUs	Options	Sharing	Bank	and Life
Name	Bonus	Plan (2)	Plan (2)	(3)	(4)	(5)	(6)	(7)	Insurance	Total
Templeton	(1)	$807,454	$596,651	$3,294,862	$20,708,000	$35,392,100	$95,822	$149,517	0	$61,044,406
March	(1)	$1,200,620	$3,175,269	$90,410	$3,674,000	$3,994,721	$44,248	$102,055	0	$12,281,323
Engibous	(1)	$1,631,372	$12,781,236	$1,637,942	0	$43,246,800	$31,354	$145,557	$272,330 (8)	$59,746,591
Lowe	(1)	$1,602,759	$5,182,664	$1,707,941	$9,686,000	$2,939,000	$51,661	$74,782	0	$21,244,807
Hames	(1)	$1,626,622	$4,205,998	$1,602,720	$6,513,000	$10,186,750	$46,132	$75,290	0	$24,256,512
Delfassy	(1)	0	0	$2,466,398	$5,010,000	$4,421,440	$26,985	$105,752	0	$12,030,575

____________________

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances of the termination, it is not possible to predict the amount of bonus, if any, the executive officer would have received.

(2)	The amount shown is the lump sum benefit payable at age 65 to the named executive officer in the event of termination as of December 31, 2007, due to disability, assuming the named executive officer does not request payment of his disability benefit until age 65. The assumptions used in calculating these amounts are the same as the age-65 lump-sum assumptions used for financial reporting purposes for the company’s audited financial statements for 2007 and are described in footnote 4 to the 2007 Pension Benefits table on page 38. Mr. Delfassy does not participate in this plan.

(3)	Aggregate account value as of December 31, 2007. The amounts shown in the 2007 Nonqualified Deferred Compensation table on page 40 include the amounts shown in this column.

(4)	Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2007 ($33.40). Because the executive officer will retain his RSU awards in the event of termination and they will continue to vest according to their terms, all outstanding RSUs are assumed to be vested for purposes of this table. Please see the Outstanding Equity Awards at Fiscal Year-End 2007 table on pages 34-35 for the number of unvested RSUs as of December 31, 2007, and page 37 for a discussion of an additional outstanding RSU award held by Mr. Templeton.

(5)	Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 31, 2007 ($33.40), multiplied by the number of shares under such options as of December 31, 2007. Because the executive officer will retain his options and they will continue to become exercisable according to their terms, all outstanding options (exercisable and unexercisable) are assumed to be exercisable for purposes of this table. Please see the Outstanding Equity Awards at Fiscal Year-End 2007 table on pages 34-35 for the number of exercisable and unexercisable options as of December 31, 2007.

(6)	Amounts earned in 2007.

(7)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2007.

(8)	Cash value of Mr. Engibous’s executive life insurance policy as of December 31, 2007.

Termination Due to Death

		Qualified	Nonqualified
		Defined	Defined
		Benefit	Benefit
		Pension	Pension	Deferred		Stock	Profit	Time	Perquisites
	Bonus	Plan	Plan	Compensation	RSUs	Options	Sharing	Bank	and Life
Name	(1)	(2)	(2)	(3)	(4)	(5)	(6)	(7)	Insurance	Total
Templeton	(1)	$168,133	$124,239	$3,294,862	$20,708,000	$35,392,100	$95,822	$149,517	0	$59,932,673
March	(1)	$153,140	$411,151	$90,410	$3,674,000	$3,994,721	$44,248	$102,055	0	$8,469,725
Engibous	(1)	$405,277	$2,996,024	$1,637,942	0	$43,246,800	$31,354	$145,557	$2,700,000 (8)	$51,162,954
Lowe	(1)	$173,905	$479,554	$1,707,941	$9,686,000	$2,939,000	$51,661	$74,782	0	$15,112,843
Hames	(1)	$256,501	$595,091	$1,602,720	$6,513,000	$10,186,750	$46,132	$75,290	0	$19,275,484
Delfassy	(1)	0	0	$2,466,398	$5,010,000	$4,421,440	$26,985	$105,752	0	$12,030,575
____________________

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances of the termination, it is not possible to predict the amount of bonus, if any, the executive officer would have received.

(2)	Value of the benefit payable in a lump sum to the executive officer’s beneficiary calculated as required by the terms of the plan assuming the earliest possible payment date. The plan provides that in the event of death, the beneficiary receives 50 percent of the participant’s accrued benefit, reduced by the age-applicable joint and 50 percent survivor factor. Mr. Delfassy does not participate in this plan.

(3)	Aggregate account value as of December 31, 2007. The amounts shown in the 2007 Nonqualified Deferred Compensation table on page 40 include the amounts shown in this column.

(4)	Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2007 ($33.40). Because the executive officer’s estate will receive his RSU awards in the event of his death, all outstanding RSUs are assumed to be vested for purposes of this table. Please see the Outstanding Equity Awards at Fiscal Year-End 2007 table on pages 34-35 for the number of unvested RSUs as of December 31, 2007, and see page 37 for a discussion of an additional outstanding RSU award held by Mr. Templeton.

(5)	Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 31, 2007 ($33.40), multiplied by the number of shares under such options as of December 31, 2007. Because the executive officer’s estate will inherit his options and they will continue to become exercisable according to their terms, all outstanding options (exercisable and unexercisable) are assumed to be exercisable for purposes of this table. Please see the Outstanding Equity Awards at Fiscal Year-End 2007 table on pages 34-35 for the number of exercisable and unexercisable options as of December 31, 2007.

(6)	Amounts earned in 2007.

(7)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2007.

(8)	Proceeds of Mr. Engibous’s executive life insurance policy.

Involuntary Termination For Cause

		Qualified	Nonqualified
		Defined	Defined
		Benefit	Benefit
		Pension	Pension	Deferred				Profit	Time	Perquisites
	Bonus	Plan	Plan	Compensation			Stock	Sharing	Bank	and Life
Name	(1)	(2)	(2)	(3)	RSUs		Options	(5)	(6)	Insurance	Total
Templeton	0	$364,975	$269,691	$3,294,862	$4,008,000	(4)	0	$95,822	$149,517	0	$8,182,867
March	0	$318,956	$856,338	$90,410	0		0	$44,248	$102,055	0	$1,412,007
Engibous	0	$762,479	$5,636,650	$1,637,942	0		0	$31,354	$145,557	$272,330 (7)	$8,486,312
Lowe	0	$369,507	$1,018,940	$1,707,941	0		0	$51,661	$74,782	0	$3,222,831
Hames	0	$505,871	$1,173,636	$1,602,720	0		0	$46,132	$75,290	0	$3,403,649
Delfassy	0	0	0	$2,466,398	0		0	$26,985	$105,752	0	$2,599,135
____________________

(1)	It is presumed that in the event of termination for cause no bonus would be awarded.

(2)	Lump sum value of the December 31, 2007, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date. Mr. Delfassy does not participate in this plan.

(3)	Aggregate account value as of December 31, 2007. The amounts shown in the 2007 Nonqualified Deferred Compensation table on page 40 include the amounts shown in this column.

(4)	Calculated by multiplying 120,000 vested RSUs by the closing price of the company’s common stock as of December 31, 2007 ($33.40).

(5)	Amounts earned in 2007.

(6)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2007.

(7)	Cash value of Mr. Engibous’s executive life insurance policy as of December 31, 2007.

Resignation; Involuntary Termination Not for Cause

		Qualified	Nonqualified
		Defined	Defined
		Benefit	Benefit
		Pension	Pension	Deferred			Stock	Profit	Time	Perquisites
	Bonus	Plan	Plan	Compensation			Options	Sharing	Bank	and Life
Name	(1)	(2)	(2)	(3)	RSUs		(5)	(6)	(7)	Insurance	Total
Templeton	(1)	$364,975	$269,691	$3,294,862	$4,008,000	(4)	$30,658,125	$95,822	$149,517	0	$38,840,992
March	(1)	$318,956	$856,338	$90,410	0		$3,004,434	$44,248	$102,055	0	$4,416,441
Engibous	(1)	$762,479	$5,636,650	$1,637,942	0		$40,789,575	$31,354	$145,557	$272,330 (8)	$49,275,887
Lowe	(1)	$369,507	$1,018,940	$1,707,941	0		$1,736,875	$51,661	$74,782	0	$4,959,706
Hames	(1)	$505,871	$1,173,636	$1,602,720	0		$9,124,375	$46,132	$75,290	0	$12,528,024
Delfassy	(1)	0	0	$2,466,398	0		$3,727,315	$26,985	$105,752	0	$6,326,450
____________________

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances of the termination, it is not possible to predict the amount of bonus, if any, the executive officer would have received.

(2)	Lump sum value of the December 31, 2007, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date. Mr. Delfassy does not participate in this plan.

(3)	Aggregate account value as of December 31, 2007. The amounts shown in the 2007 Nonqualified Deferred Compensation table on page 40 include the amounts shown in this column.

(4)	Calculated by multiplying 120,000 vested RSUs by the closing price of the company’s common stock as of December 31, 2007 ($33.40).

(5)	Calculated as the difference between the grant price of in-the-money exercisable options and the closing price of the company’s common stock as of December 31, 2007 ($33.40), multiplied by the number of shares under such options as of December 31, 2007. This calculation includes all options that were exercisable at December 31, 2007. As of December 31, 2007, all outstanding options granted on or before February 20, 2003, were fully exercisable and the unexercisable portion of all other options would be cancelled upon resignation. See the Outstanding Equity Awards at Fiscal Year-End 2007 table on pages 34-35 for the number of exercisable and unexercisable options as of December 31, 2007.

(6)	Amounts earned in 2007.

(7)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2007.

(8)	Cash value of Mr. Engibous’s executive life insurance policy as of December 31, 2007.

In the case of a resignation pursuant to a separation arrangement, an executive officer (like other employees above a certain job grade level) will typically be offered a 12-month paid leave of absence before termination, in exchange for a non-compete and non-solicitation commitment and a release of claims against the company. The leave period will be credited to years of service under the pension plans described above. During the leave, the executive officer’s stock options will continue to become exercisable and his RSUs will continue to vest. Amounts paid to an individual during a paid leave of absence are not counted when calculating profit sharing and benefits under the qualified and nonqualified pension plans. During a paid leave of absence an individual does not continue to accrue time bank hours. He retains medical and insurance benefits at essentially the same rates as active company employees during the paid leave of absence period.

In the case of a separation arrangement in which the paid leave of absence expires when the executive officer will be at least 50 years old and have at least 15 years of employment with the company, the separation arrangement will typically include an unpaid leave of absence, to commence at the end of the paid leave and end when the executive officer has reached age 55 or completed 20 years of employment, whichever is later (bridge to retirement). The bridge to retirement will be credited to years of service under the qualified and nonqualified defined benefit plans described above. The executive officer will not receive profit sharing or accrue time bank hours for the period he is on a bridge to retirement, but he will retain medical and insurance benefits at essentially the same rates as active TI employees.

In January 2007, the company entered into a separation agreement with Mr. Delfassy, which included a paid leave of absence and unpaid bridge to retirement as described above. Payments made in 2007 to Mr. Delfassy under this agreement are reported in the All Other Compensation column of the 2007 Summary Compensation Table. Additional discussion of the terms of this agreement can be found on pages 28-29 of the Compensation Discussion & Analysis.

Change in Control

We have no program, plan or arrangement providing benefits triggered by a change in control except as described below.

A change in control may trigger payment of the balances under the nonqualified defined benefit plan and the deferred compensation plan. Please see pages 40 and 42 for a discussion of the purpose of these provisions as well as the circumstances and the timing of payment.

Stock options may become fully exercisable, and shares may be issued under RSU awards, upon a change in control. Please see pages 36-37 for further information concerning these terms.

For a discussion of the impact of these programs on the compensation decisions for 2007, please see page 29.

The following table indicates the incremental amounts that would have been triggered for each executive officer had there been a change in control as of December 31, 2007. The actual amounts that would be paid out can only be determined at the time the change in control occurs.

		Qualified	Nonqualified
		Defined	Defined
		Benefit	Benefit						Perquisites
		Pension	Pension	Deferred		Stock	Profit	Time	and Life
	Bonus	Plan	Plan	Compensation	RSUs	Options	Sharing	Bank	Insurance
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	Total
Templeton	(1)	0	$269,691	$3,294,862	$10,020,000	$4,733,975	0	0	0	$18,318,528
March	(1)	0	$856,338	$90,410	$2,171,000	$990,288	0	0	0	$4,108,036
Engibous	(1)	0	$5,636,650	$1,637,942	0	$2,457,225	0	0	0	$9,731,817
Lowe	(1)	0	$1,018,940	$1,707,941	$7,014,000	$1,202,125	0	0	0	$10,943,006
Hames	(1)	0	$1,173,636	$1,602,720	$3,173,000	$1,062,375	0	0	0	$7,011,731
Delfassy	(1)	0	0	$2,466,398	$1,670,000	$694,125	0	0	0	$4,830,523
____________________

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances at the time, it is not possible to predict the amount of bonus, if any, the executive officer would have received.

(2)	A change in control does not result in a distribution of the accrued benefit under this plan. For amounts payable in the event of a termination of employment under various scenarios following a change in control, please see the discussion of the scenarios above.

(3)	Lump sum value of the December 31, 2007, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date. Mr. Delfassy does not participate in this plan.

(4)	Aggregate account value as of December 31, 2007. The amounts shown in the 2007 Nonqualified Deferred Compensation table on page 40 include the amounts shown in this column.

(5)	A change in control affects only RSUs awarded after January 18, 2006. Calculated by multiplying the number of RSUs granted after January 18, 2006, by the closing price of the company’s common stock as of December 31, 2007 ($33.40).

(6)	Upon a change in control meeting the standard definition (please see page 36), all outstanding options become immediately exercisable. Calculated as the difference between the grant price of in-the-money options not already exercisable and the closing price of the company’s common stock as of December 31, 2007 ($33.40), multiplied by the number of those options as of December 31, 2007.

(7)	A change in control does not trigger payment of profit sharing.

(8)	A change in control does not trigger payment of the amount in the participant’s accrued time bank.

(9)	A change in control has no effect on a participant’s perquisites or on Mr. Engibous’s executive life insurance policy.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors has furnished the following report:

As noted in the committee’s charter, TI management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to TI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.

The committee has discussed with the independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of non-audit services with the firm’s independence, and has discussed with Ernst & Young the firm’s independence.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for 2007 for filing with the SEC.

Pamela H. Patsley, Chair                   Carrie S. Cox                   Wayne R. Sanders

PROPOSAL TO RATIFY
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has appointed Ernst & Young LLP to be TI’s independent registered public accounting firm for 2008.

The board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

The company has paid fees to Ernst & Young for the services described below:

Audit Fees. Ernst & Young’s Audit Fees were $6,785,000 in 2007 and $7,470,000 in 2006. The services provided in exchange for these fees were our annual audit, including the audit of the effectiveness of internal controls over financial reporting, reports on Form 10-Q, and statutory audits required in non-U.S. jurisdictions.

Audit-Related Fees. In addition to the Audit Fees, the company paid Ernst & Young $586,000 in 2007 and $1,689,000 in 2006. The services provided in exchange for these fees included employee benefit plan audits, agreed-upon procedures reports related to compensation matters, a grant certification audit, access to Ernst & Young’s online research tool, an environmental certification audit, an energy-usage certification audit for a non-U.S. subsidiary, a research and development certification audit and a separate audit in support of a transaction to divest substantially all of the company’s Sensors & Controls segment. Of the total Audit-Related Fees incurred in 2006, $1,019,000 was related to this separate audit.

Tax Fees. Ernst & Young’s fees for professional services rendered for tax compliance (preparation and review of non-U.S. tax returns), tax advice and tax planning (including expatriate tax services) were $503,000 in 2007 and $639,000 in 2006.

All Other Fees. Ernst & Young’s fees for all other professional services rendered were $21,000 in 2007 and $20,000 in 2006 for audit services for the TI Foundation.

Pre-approval Policy. The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

Annually the independent registered public accounting firm and the Director of Internal Audits present to the Audit Committee services expected to be performed by the firm over the next 12 months. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act of 1934). For each service listed in those categories, the Committee receives detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee reviews on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The Audit Committee may revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.

In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings of the Audit Committee, the Committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair reports pre-approval decisions to the Audit Committee and seeks ratification of such decisions at the Audit Committee’s next scheduled meeting.

The Audit Committee or its Chair pre-approved all services provided by Ernst & Young during 2007, and all pre-approvals by the Chair were subsequently ratified by the Audit Committee.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2008.

STOCKHOLDER PROPOSAL

An individual who is a holder of record of 101 shares of the common stock of the company submitted a proposal for consideration at the 2008 annual meeting. The name and address of the stockholder will be furnished promptly upon request made to the company. The board of directors opposes the proposal for the reasons stated after the proposal.

The proposal reads as follows:

Qualifications for Director Nominees

      WHEREAS Most Director nominees come from businesses totally unrelated to the corporation to which they have been nominated to serve on its independent executive governance Board;

      WHEREAS It is known, throughout the financial industry, that Chairmen and CEOs have the power to appoint their own Boards of Directors. John Kenneth Galbraith, the reknown economist, said it bluntly: “Senior Executives in the great corporations of this country set their own salaries..…and stock option deals..…subject to the approval of the Board of Directors that they have appointed. Not surprisingly, the Directors go along.” (The Dallas Morning News, 1-16-2000, p. 1/10E);

      WHEREAS Most corporate Boards in the United States consist of present or past Chairman, CEOs, or Presidents of other corporations, who, back home, have or had the power to nominate their own Boards of Directors;

      WHEREAS Directors, nominated in such a fashion, have been called “Puppets.” by the author of this Proposal; “Flunkies” by David Broder (The Washington Post), and “Rubber-Stampers” Steve Hamm of Business Week);

      WHEREAS Sir J. E.E. Dalberg said, “Power tends to corrupt and absolute power corrupts absolutely”;

      WHEREAS ALL the non-employee Directors, COMBINED, often do not own enough shares in the corporations to which they have been nominated to have genuine feelings of fiduciary responsibility to its shareholders. Their allegiance tends to be directed to the Chairmen or CEOs who appointed them, as revealed in the enormously distorted Compensation Packages awarded to Principal Executives that are often totally unrelated to corporate Performance year after year after year,

      WHEREAS Salaried employees shall NOT qualify as Director Nominees since their presence on the Board truly corrupts and destroys its function as a totally independent executive governance body;

      WHEREAS Paul Volcher, former Chairman of the Federal Reserve Board, said, “Stock options have been the principal source of egregious excesses in executive compensation over the past decade without exception.” (Nightly Business Report, PBS, 9-17-2002)

      WHEREAS Arthur Levitt, during his tenure as Chairman of the Securities and Exchange Commission, said, “I spoke time and time again of the failure of the Board of Directors to do anything but act like absolute lambs in the face of their management companies.” (Wall Street Week with Fortune, 11-8-2003, PBS-TV)

      WHEREAS To have a totally and truly independent executive governance Board of Directors the nominees must come from sources over which Chairmen, Presidents, CEOs, and other Principal Executives in the corporation have no input or control, such as;

1. Individual Investors who shall, for at least the past three (3) years, have been, and currently are, the sole owner of at least three million dollars ($3,000,000) of the corporation’s shares, and/or:

2. Individuals representing Mutual, Pension, Labor, State Treasury Funds, Foundations or Brokerages holding at least five million (5,000,000) voting shares in the corporation to which they stand for nomination.

THEREFORE, IT IS RECOMMENDED TO, and REQUESTED OF, the Board of Directors that knows the corroborative statements above have been proven to be true and factual, as attested to by the financial scandals still ongoing throughout the nation. It is time to put a dignified and decisive end to the present unethical method of nominating Directors and, upon approval of this Proposal, the selection and election of Qualified Nominees to the Board of Directors shall commence with the Annual Meeting in 2009.

The board of directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

  The suggested stock ownership requirements represent arbitrary financial criteria and, if implemented, would exclude many talented and informed individuals from serving on the board. Mere stock ownership offers no indication of an individual’s qualifications and capabilities, and would limit the consideration of qualified director candidates.

  The board has long had a thorough and effective process for identifying board candidates, one that assesses the candidate’s skill, experience and character. The board’s process considers the needs of the entire board and TI in light of the current mix of director skills and attributes. When assessing individual nominees, it considers a variety of issues and factors, including the individual’s career achievements, breadth of experience, soundness of judgment, ability to make independent analytical inquiries, and ability to represent the total corporate interests of TI and its stockholders.

  The board already has in place stock ownership guidelines for directors, which align directors’ interests with those of stockholders. Under the guidelines, non-management directors should hold shares having a value equal to at least three times the annual board and committee retainers combined. An individual has five years from first becoming a director to meet the minimum requirements. The board believes these guidelines are an effective method of aligning board and stockholder interests because it allows new directors to meet requirements over time rather than automatically barring otherwise qualified directors from serving.

ADDITIONAL INFORMATION

Voting Securities

As of February 19, 2008, 1,322,919,454 shares of the company’s common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 19, 2008, may vote at the meeting or any adjournment of the meeting.

Security Ownership of Certain Beneficial Owners

The following table shows the only person who has reported beneficial ownership of more than 5 percent of the common stock of the company. Persons generally “beneficially own” shares if they have the right to either vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

	Shares Owned at	Percent
Name and Address	December 31, 2007	of Class
Barclays entities	75,388,622 (1)	5.4%
45 Fremont Street
San Francisco, CA 94105
____________________

(1)	TI understands that, as of December 31, 2007, the following Barclays entities had sole voting power and sole investment power with respect to the following number of shares:

	Sole Voting
Name and Address	Power	Sole Investment Power
Barclays Global Investors, NA	43,037,915	51,779,856
Barclays Global Fund Advisors	10,901,764	10,901,764
Barclays Global Investors, Ltd.	7,794,345	9,149,116
Barclays Global Investors Japan Ltd.	2,616,889	2,616,889
Barclays Global Investors Canada Ltd.	940,997	940,997
____________________

All shares are held by the entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

Security Ownership of Management

The following table shows the beneficial ownership of TI common stock by the named executive officers and all executive officers and directors as a group.

	Shares Owned at	Percent
Name	December 31, 2007	of Class
R. K. Templeton (1)	5,110,403	*
K. P. March (1)	585,344	*
T. J. Engibous (1)	5,681,496	*
G. A. Lowe (1)	929,989	*
M. J. Hames (1)	1,481,399	*
G. Delfassy (1)	1,065,720	*
All executive officers and directors as a group (2)	20,355,629	1.52%
____________________

*	less than 1 percent

(1)	Included in shares owned at December 31, 2007:

		Shares Credited
		To 401(k) and	Restricted Stock
	Shares Obtainable	Profit Sharing	Units
Executive Officer	Within 60 Days	Accounts	(in shares)
R. K. Templeton	4,477,697	11,198	620,000
K. P. March	466,747	1,808	110,000
T. J. Engibous	5,559,697	18,296	0
G. A. Lowe	635,197	3,483	290,000
M. J. Hames	1,238,750	7,019	195,000
G. Delfassy	909,000	0	150,000
____________________

Each named executive officer has sole voting and sole investment power with respect to the shares owned.

2) Includes:

(a)	17,407,396 shares obtainable within 60 days;

(b)	87,774 shares credited to 401(k) and profit sharing stock accounts;

(c)	2,204,995 shares subject to restricted stock unit awards; for the terms of these restricted stock units, please see pages 14, 16 and 36-37.

(d)	96,605 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

Excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership. No director or executive officer has pledged shares of TI common stock.

Related Person Transactions

Because we believe that company transactions with directors and executive officers of TI or with persons related to TI directors and executive officers present a heightened risk of creating or appearing to create a conflict of interest, we have a written related person transaction policy that has been approved by the board of directors. The policy states that TI directors and executive officers should obtain the approvals specified below in connection with any related person transaction. The policy applies to transactions in which:

1.	TI or any TI subsidiary is or will be a participant;

2.	The amount involved exceeds or is expected to exceed $100,000 in a fiscal year; and

3.	Any of the following (a “related person”) has or will have a direct or indirect interest:

	(a)	A TI director or executive officer, or an Immediate Family Member of a director or executive officer;

	(b)	A stockholder owning more than 5 percent of the common stock of TI or an Immediate Family Member of such stockholder, or, if the 5 percent stockholder is not a natural person, any person or entity designated in the Form 13G or 13D filed under the SEC rules and regulations by the 5 percent stockholder as having an ownership interest in TI stock (individually or collectively, a “5 percent holder”); or

	(c)	An entity in which someone listed in (a) or (b) above has a 5 percent or greater ownership interest, by which someone listed in (a) or (b) is employed, or of which someone listed in (a) or (b) is a director, principal or partner.

For purposes of the policy, an “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of a TI director, executive officer or 5 percent holder.

The policy specifies that a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions or arrangements.

Approval Required

Arrangement involving:	Approval required by:
Executive officer who is also a member	Governance and Stockholder
of the TI board, an Immediate Family	Relations Committee
Member of such person, or an entity in
which any of the foregoing has a 5 percent
or greater ownership interest

Chief compliance officer, any of his or her	Governance and Stockholder
Immediate Family Members, or an entity	Relations Committee
in which any of the foregoing has a 5
percent or greater ownership interest

Any other director or executive officer,	Chief compliance officer
an Immediate Family Member of such	in consultation with the
person, or an entity in which any of	Chair of the Governance
the foregoing has a 5 percent or greater	and Stockholder Relations
ownership interest	Committee

A 5 percent holder	Governance and Stockholder
Relations Committee

No member of the Governance and Stockholder Relations Committee will participate in the consideration of a related person arrangement in which such member or any of his or her Immediate Family Members is the related person.

The approving body or persons will consider all of the relevant facts and circumstances available to them, including (if applicable) but not limited to: the benefits to the company of the arrangement; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the arrangement; and the terms available to unrelated third parties or to employees generally. The primary consideration is whether the transaction between TI and the related person (a) was the result of undue influence from the related person or (b) could adversely influence or appear to adversely influence the judgment, decisions or actions of the director or executive officer in meeting TI responsibilities or create obligations to other organizations that may come in conflict with responsibilities to TI.

No related person arrangement will be approved unless it is determined to be in, or not inconsistent with, the best interests of the company and its stockholders, as the approving body or persons shall determine in good faith.

The chief compliance officer will provide periodic reports to the committee on related person transactions. Any related person transaction brought to the attention of the chief compliance officer or of which the chief compliance officer becomes aware that is not approved pursuant to the process set forth above shall be terminated as soon as practicable.

Joseph F. Hubach, senior vice president, secretary, general counsel and chief compliance officer of the company, is the brother of Francis P. Hubach, Jr., partner of the law firm of Jones Day who, until January 1, 2008, was in charge of the firm’s Dallas, Texas office. The company, whose relationship with Jones Day began before Mr. J. Hubach joined the company, engaged the services of Jones Day during 2007. Mr. F. Hubach provides no services to the company. In accordance with TI’s policy, the committee reviewed the details of this relationship and, having determined that Mr. F. Hubach has no material interest, direct or indirect, in the transactions between TI and Jones Day, approved the continued engagement of Jones Day by the company. Mr. J. Hubach did not participate in any discussions regarding this matter. Given the determination that Mr. F. Hubach has no material interest, this relationship is not a related person transaction. However, TI discloses it in the interest of transparency.

Compensation Committee Interlocks and Insider Participation

During 2007, Mr. Carp, Ms. Simmons and Ms. Whitman served on the Compensation Committee. No committee member (i) was an officer or employee of TI, (ii) was formerly an officer of TI, or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). No executive officer of TI served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a member of our board of directors or a member of the Compensation Committee.

Cost of Solicitation

The solicitation is made on behalf of our board of directors. TI will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officials and regular employees of TI may solicit proxies personally, by telephone, fax or e-mail from some stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Stockholder Proposals for 2009

If you wish to submit a proposal for possible inclusion in TI’s 2009 proxy material, we must receive your notice, in accordance with rules of the SEC, on or before November 7, 2008. Proposals are to be sent to: Texas Instruments Incorporated, 12500 TI Boulevard, MS 8658, Dallas, Texas, 75243, Attn: Secretary.

If you wish to submit a proposal at the 2009 annual meeting (but not seek inclusion of the proposal in the company’s proxy material), we must receive your notice, in accordance with the company’s by-laws, on or before January 17, 2009.

All suggestions from stockholders concerning the company’s business are welcome and will be carefully considered by TI’s management. To ensure that your suggestions receive appropriate review, the Governance and Stockholder Relations Committee from time to time reviews correspondence from stockholders and management’s responses. Stockholders are thereby given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals. Please see page 5 for information on contacting the board.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and entitled to vote are present in person or by proxy, a quorum will exist.

Vote Required

For all matters submitted at the meeting, including the election of directors, an affirmative vote of the majority of the shares present in person or by proxy and entitled to vote thereon is necessary for approval.

We do not expect any matters to be presented for a vote at the annual meeting other than (1) the election of directors, (2) the proposal to ratify the appointment of the company’s independent registered public accounting firm for 2008 and (3) the stockholder proposal. If you grant a proxy, the persons named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Under Delaware law and the company’s Restated Certificate of Incorporation and by-laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR, AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters. The total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently. TI has appointed independent inspectors of election to tabulate the voting for the meeting.

Benefit Plan Voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should do so by April 14, 2008, in the manner described in the notice of meeting.

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 14, 2008, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the company’s directors and executive officers, to file reports with the SEC regarding beneficial ownership of certain equity securities of the company. During 2007, due to an inadvertent clerical error at the company, Mr. Kevin J. Ritchie had one Form 4 that was filed one day late.

Telephone and Internet Voting

Registered Stockholders and Benefit Plan Participants. Stockholders with shares registered directly with Computershare (TI’s transfer agent) and participants who beneficially own shares in a TI benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the Internet at www.proxyvote.com.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. TI has been advised by counsel that the telephone and Internet voting procedures, which have been made available through Broadridge Investor Communication Solutions, Inc., are consistent with the requirements of applicable law.

Stockholders with Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (800) 542-1061 or writing to Investor Relations at the address given above.

Electronic Delivery of Proxy Materials

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years. After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder and would like to request electronic delivery, please visit www. computershare.com/us/sc/txnb or call TI Investor Relations at (972) 995-3773 for more information. If you are a participant in a TI benefit plan and would like to request electronic delivery, please call TI Investor Relations for more information.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 17, 2008. This 2008 proxy statement and the company’s 2007 annual report are accessible at: www.proxyvote.com.

Sincerely,

Joseph F. Hubach
Senior Vice President,
Secretary and General Counsel

March 7, 2008
Dallas, Texas

DIRECTIONS AND OTHER ANNUAL MEETING INFORMATION

Directions

From DFW Airport: Take the North Airport exit to IH-635E. Take IH-635E to the Greenville Avenue exit. Turn right (South) on Greenville. Turn right (West) on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the North entrance to the building.

From Love Field Airport: Take Mockingbird Lane East to US-75N (Central Expressway). Travel North on 75N to the Forest Lane exit. Turn right (East) on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the North entrance to the building.

Parking

There will be reserved parking for all visitors at the North Lobby. Visitors with special needs requiring assistance will be accommodated at the South Lobby entrance.

Security

Please be advised that TI’s security policy forbids weapons, cameras and audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

ATTN: JANE NAHRA 7839 CHURCHILL WAY MS 3999 DALLAS, TX 75251
For registered shares, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 16, 2008.
For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 14, 2008.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on April 14, 2008 (for shares allocable to a benefit plan account) or April 16, 2008 (for registered shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Texas Instruments Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 14, 2008 (for shares allocable to a benefit plan account) or April 16, 2008 (for registered shares). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Texas Instruments Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TEINS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEXAS INSTRUMENTS INCORPORATED

The board of directors of Texas Instruments Incorporated recommends a vote FOR each of the nominees for director and the board proposal and AGAINST the stockholder proposal.

Election of Directors

1.	Election of Directors - Nominees:		For	Against	Abstain

	1A)	J. R. Adams	☐	☐	☐

	1B)	D. L. Boren	☐	☐	☐

	1C)	D. A. Carp	☐	☐	☐

	1D)	C. S. Cox	☐	☐	☐

	1E)	D. R. Goode	☐	☐	☐

	1F)	P. H. Patsley	☐	☐	☐

	1G)	W. R. Sanders	☐	☐	☐

	1H)	R. J. Simmons	☐	☐	☐

			For	Against	Abstain

	1I)	R. K. Templeton	☐	☐	☐

	1J)	C. T. Whitman	☐	☐	☐

Vote on Proposals
			For	Against	Abstain
2.	Board proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2008.		☐	☐	☐

3.	Stockholder proposal regarding qualifications for director nominees.		☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 17, 2008

You are cordially invited to attend the 2008 annual meeting of stockholders on Thursday, April 17, 2008, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2008, a stockholder proposal, and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2008 Notice and Proxy Statement and 2007 Annual Report are also available at www.proxyvote.com.

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 17, 2008

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints DAVID L. BOREN, DANIEL A. CARP, THOMAS J. ENGIBOUS, PAMELA H. PATSLEY, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 17, 2008, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the board proposal, upon the stockholder proposal, and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and the board proposal and AGAINST the stockholder proposal. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 14, 2008, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

IMPORTANT – On the reverse side of this card are procedures on how to vote the shares.

Please consider voting by Internet or telephone.

TEXAS INSTRUMENTS INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

RECORD DATE: February 19, 2008
MEETING DATE: April 17, 2008
CUSIP NUMBER: 882508104

You are cordially invited to attend the 2008 annual meeting of stockholders on Thursday, April 17, 2008, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, a board proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2008, a stockholder proposal, and such other matters as may properly come before the meeting.

You are enrolled to receive stockholder communications via the Internet. This e-mail contains instructions for accessing the Texas Instruments 2008 Proxy Statement and Annual Report for 2007 and for voting your shares.

Please read the instructions carefully before proceeding.

VOTING YOUR SHARES AND VIEWING THE PROXY MATERIALS- Please review the Proxy Statement and Annual Report before voting. The Proxy Statement discusses the proposals to be voted on.

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

Registered shares must be voted by 11:59 p.m. (Eastern Daylight Time) on April 16, 2008. Shares allocable to a Texas Instruments (TI) benefit plan must be voted by 11:59 p.m. (Eastern Daylight Time) on April 14, 2008.

To enter your vote you will need the following:
CONTROL NUMBER: 012345678901
YOUR 4-DIGIT PIN NUMBER

If you are a TI employee-stockholder, your PIN is the last 4 digits of your Social Security Number (unless you have taken steps to change your PIN). For other stockholders, your PIN is the 4-digit PIN you enrolled with at the time you elected to receive electronic delivery (unless you have taken steps to change your PIN).

If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com

Your InvestorDelivery Enrollment Number is:	M012345678901

This e-mail covers TI shares registered directly in your name and TI shares allocable to employee benefit plan(s). Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to the plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to the plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 14, 2008, those shares will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

If you receive more than one e-mail or a proxy card in addition to this e-mail, it generally means that your holdings include other names or different spellings of your name, and you must vote under all e-mails and any proxy cards to vote all shares.

You may also view the proxy materials at:

Annual Report
HTTP://ww3.ics.adp.com/streetlink/TXN

Proxy Statement
HTTP://ww3.ics.adp.com/streetlink/TXN

To view the proxy materials, you may need Adobe Acrobat Reader, which is available at the following Internet site:
http://www.adobe.com/products/acrobat/readstep2.html

There are no charges for any of the services referenced herein. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

PAPER COPIES - You may receive paper copies of the Proxy Statement and Annual Report by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

ProxyVote.com

TEXAS INSTRUMENTS INCORPORATED Annual Meeting	Meeting Materials
Vote Your Shares

Meeting Date: 04/17/2008 for holders as of 02/19/2008	ANNUAL REPORT

CUSIP: 882508-104	PROXY STATEMENT

Your Control Number:

As your vote is very important, we recommend that all voting instructions be received at least one business day prior to the voting cut-off time stated in the information circular. Scroll down for proxy instructions and voting.

To vote via telephone call 1-800-690-6903

The undersigned hereby appoints DAVID L. BOREN, DANIEL A. CARP, THOMAS J. ENGIBOUS, PAMELA H. PATSLEY, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 17, 2008, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the board proposal, upon the stockholder proposal, and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and the board proposal and AGAINST the stockholder proposal. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 14, 2008, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

Proxy Ballot:

Directors’ Recommendations:

Choose this if you would like to vote your shares following directors' recommendations.
See below or refer to the proxy statement for the detailed recommendations. Please read them carefully.

  Vote

1A.	ELECTION OF DIRECTOR: J.R. ADAMS

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1B.	ELECTION OF DIRECTOR: D.L. BOREN

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1C.	ELECTION OF DIRECTOR: D.A. CARP

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1D.	ELECTION OF DIRECTOR: C.S. COX

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1E.	ELECTION OF DIRECTOR: D.R. GOODE

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1F.	ELECTION OF DIRECTOR: P.H. PATSLEY

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1G.	ELECTION OF DIRECTOR: W.R. SANDERS

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1H.	ELECTION OF DIRECTOR: R.J. SIMMONS

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1I.	ELECTION OF DIRECTOR: R.K. TEMPLETON

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1J.	ELECTION OF DIRECTOR: C.T. WHITMAN

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

Proxy Vote.com	Page 2 of 2

02.	BOARD PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

03.	STOCKHOLDER PROPOSAL REGARDING QUALIFICATIONS FOR DIRECTOR NOMINEES.

▶	Directors Recommend: AGAINST

™ For ™ Against ™ Abstain

Vote my shares as per the above selections

Click to see: “Letter to our clients regarding voting authority”